UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Calypte Biomedical Corporation

(Name of Registrant as Specified In Its Charter)

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1265 Harbor Bay Parkway

Alameda, California 94502

April 18, 2003

Dear	Stockholder:

You are cordially invited to attend Calypte Biomedical Corporation’s Annual Meeting of Stockholders on Tuesday, May 20, 2003. The meeting will begin promptly at 10:00 a.m. local time, at the Company’s offices located at 1265 Harbor Bay Parkway, Alameda, California 94502.

The official Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and 2002 Annual Report to Stockholders are included with this letter. The matters listed in the Notice of Annual Meeting of Stockholders are described in detail in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to complete, sign and date the enclosed proxy card and return it in the accompanying envelope as soon as possible so that your stock may be represented at the meeting.

Sincerely,

Anthony J. Cataldo

Executive Chairman

1265 Harbor Bay Parkway

Alameda, California 94502

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 20, 2003

April 18, 2003

The 2003 Annual Meeting of Stockholders of Calypte Biomedical Corporation (the “Company”) will be held at the Company’s headquarters offices located at 1265 Harbor Bay Parkway, Alameda, California, 94502, on Tuesday, May 20, 2003, at 10:00 a.m. local time, for the following purposes:

1.	To elect eight directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have been qualified;

2.	To amend the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the outstanding shares of Common Stock at the ratio of 1:30 to be effected immediately upon approval of the Stockholders;

3.	To vote on a proposed amendment to the 2000 Equity Incentive Plan to increase to 10,000,000 shares, subject to the approval of Proposal 2, (from 17,000,000 to 300,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder, to increase the annual grant limit to 2,500,000 shares for a plan participant, subject to the approval of Proposal 2, (75,000,000 shares on the current basis), and to eliminate the exercise price limitation of 85% of the market price on the date of the grant;

4.	To vote on a proposed amendment to the 1995 Director Option Plan to increase to 2,000,000 shares, subject to the approval of Proposal 2, (from 2,850,000 shares to 60,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder;

5.	To vote on a proposed amendment to the 1995 Employee Stock Purchase Plan to increase to 1,000,000 shares, subject to the approval of Proposal 2, (from 1,300,000 shares to 30,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder;

6.	To ratify the appointment by the Board of Directors of KPMG LLP as independent auditors to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2002 and 2003; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record on April 4, 2003 will be eligible to vote at this meeting. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting. To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

By order of the Board of Directors,

Nancy E. Katz

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the proxy card in the envelope provided, which requires no postage if mailed in the United States.

1265 Harbor Bay Parkway

Alameda, California 94502

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Calypte Biomedical Corporation (“Calypte” or the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements or adjournments thereof, to be held at the Company’s principal executive offices located at 1265 Harbor Bay Parkway, Alameda, California 94502, on Tuesday, May 20, 2003, at 10:00 a.m. local time. The telephone number at that address is (510) 749-5100. Every stockholder shall have the right to vote whether in person or by one or more agents authorized by a written proxy signed by the stockholder and filed with the secretary of the Company. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

INFORMATION CONCERNING SOLICITATION AND VOTING

The close of business on April 4, 2003 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company, par value $.001 per share, (“Common Stock”) entitled to notice of and to vote at the Annual Meeting. As of the record date on April 4, 2003, the Company had 266,967,451 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of a majority of voting power of the Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting except as otherwise provided by statute. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder, and stockholders shall not be entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders.

Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. With the exception of Proposal 2, the Proposed Amendment to the Amended and Restated Certificate of Incorporation, all other proposals to come before the Annual Meeting require the approval of a majority of the shares of stock having voting power present. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as not voted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

With respect to Proposal 2 only, the affirmative vote of a majority of the shares of the Company’s Common Stock issued and outstanding as of the Record Date and entitled to vote is required for approval. Abstentions will be treated as shares that are present or represented and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of the proposal. Thus, abstentions have the effect of negative votes on the proposal. If no specific instructions are given in a properly-signed proxy, the shares will be voted for approval of Proposal 2. Shares as to which proxy authority has been withheld with respect to Proposal 2, including broker non-votes, will not be considered as present or represented with respect to the proposal but will otherwise have the same effect as a negative vote on Proposal 2.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named in the Proxy Statement; (2) for the authorization of an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse split of the outstanding Common Stock in the ratio of 1:30; (3) for the proposed amendment to the 2000 Equity Incentive Plan; (4) for the proposed amendment to the 1995 Directors Option Plan; (5) for the proposed amendment to the 1995 Employee Stock Purchase Plan; and (6) for ratification of the appointment of KPMG LLP, as independent auditors for the years ended December 31, 2002 and 2003.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitations may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company may also at its discretion retain the services of a paid solicitor to solicit proxies. If the Company retains a solicitor, it is anticipated that the cost will be approximately $11,500 and will be paid by the Company. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, eight directors are to be elected to hold office until the 2004 Annual Meeting or until their successors are elected and have been qualified. Each director, including a director elected or appointed to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. There are no family relationships among any of the directors or executive officers of the Company. The nominees listed below are all now Calypte directors. The Board knows of no reason why any nominee may be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend. The nominees receiving the highest number of affirmative votes will be elected to the Board.

Certain information relating to each director nominee is set forth below:

Name	Age	Principal Occupation	Director Since
Anthony J. Cataldo	52	Executive Chairman, Calypte Biomedical Corporation	5/02
Nancy E. Katz	43	President and Chief Executive Officer, Calypte Biomedical Corporation	10/99
John J. DiPietro	44	Chief Financial Officer, Chronix Biomedical, Inc.	10/99
Paul Freiman	69	President and Chief Executive Officer, Neurobiological Technologies, Inc.	12/97
Dian J. Harrison	54	President and Chief Executive Officer Planned Parenthood Golden Gate	2/03
Julius R. Krevans, M.D.	78	Retired Chancellor Emeritus, Director of International Medical Services University of California, San Francisco	3/95
Mark Novitch, M.D.	70	Retired Adjunct Professor, George Washington University Medical Center	9/95
Zafar Randawa, Ph.D.	55	Director of the New Technology Evaluation Division, Otsuka America Pharmaceutical	12/96

Anthony J. Cataldo was appointed Executive Chairman in May 2002. Mr. Cataldo has held management positions with a number of emerging growth and publicly traded companies. He has served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc. (1), a Canadian film production Company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1996 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, a publicly traded biotechnology company involved in age-related therapies. From 1990 to 1995, Mr. Cataldo held various positions including Chairman and Chief Executive Officer with Management Technologies, Inc., a manufacturer and seller of trading system and banking software systems. He has also held the position of Executive Vice President and was co-founder of Hogan Systems, a banking software manufacturer and retailer. Mr. Cataldo has also served as President of Internet Systems, a pioneer in the Internet banking arena. Mr. Cataldo served in the United States Air Force from 1969 to 1973.

Nancy E. Katz has served as the Company’s President and Chief Executive Officer since December 2001. From June 2000 through December 2001 she was the Company’s President, Chief Executive Officer and Chief Financial Officer. From October 1999 until June 2000 she was President, Chief Operating Officer and Chief Financial Officer of the Company. She has been a member of the Board since October 1999. Prior to joining Calypte, Ms. Katz served as president of Zila Pharm Inc., a prescription and non-prescription oral health care products company. From 1995 to 1998, Ms. Katz led sales and marketing efforts for LifeScan, the diabetes testing division of Johnson & Johnson. Ms. Katz also served as vice president of U.S. marketing, directing LifeScan’s marketing and customer call center departments. During her seven-year career at Schering-Plough Healthcare Products from 1987 to 1994, she held numerous positions including senior director, and general manager, marketing director, Footcare New Products, and product director, OTC New Products. Ms. Katz also held various product management positions at Whitehall Laboratories, a division of American Home Products, from 1981 to 1987. Ms. Katz is a member of the Board of Directors of Neoprobe Corporation. Ms. Katz received her B.A. from the University of South Florida.

John J. DiPietro was elected to the Company’s Board of Directors in October 1999. Since September 2002, he has served as the Chief Financial Officer of Chronix Biomedical Inc, a private biotechnology company. Since February 2003, Mr. DiPietro has also been a member of the Board of Chronix Biomedical. From September 1999 to September 2002 he had been the Chief Financial Officer and Vice President—Finance and Administration of Tripath Technology, Inc., a semi-conductor manufacturing company. He served as Calypte’s Chief Operating Officer, Vice President of Finance, Chief Financial Officer and Secretary from December 1997 through September 1999. From October 1995 until December 1997, he served as Calypte’s Vice President of Finance, Chief Financial Officer and Secretary. Prior to joining the Company, he was Vice President of Finance, Chief Financial Officer and Secretary of Meris Laboratories, Inc., a full service clinical laboratory, from 1991 until 1995. He is a Certified Public Accountant and received his M.B.A. from the University of Chicago, Graduate School of Business and a B.S. in Accounting from Lehigh University.

Paul Freiman has served as a member of the Company’s Board of Directors since December 1997. He has served as the President and Chief Executive Officer of Neurobiological Technologies, Inc. since May 1997. In 1995, Mr. Freiman retired from his position as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company. From 1962 until 1994, he held several other positions at Syntex Corporation, including President and Chief Operating Officer. Mr. Freiman is currently serving on the board of Penwest Pharmaceuticals Inc. and Neurobiological Technologies, Inc and several private biotechnology companies. He has been chairman of the Pharmaceutical Manufacturers Association of America (PhARMA) and has also chaired a number of key PhARMA committees. Mr. Freiman is also an advisor to Burrill & Co., a San Francisco merchant bank.

Dian J. Harrison was appointed as a member of the Company’s Board of Directors in February 2003. She has served as President and Chief Executive Officer of Planned Parenthood Golden Gate since January 1996. Ms. Harrison also served as the Chief Executive Officer of the Planned Parenthood Association of San Mateo County from February 1993 through December 1995. Prior to that, Ms. Harrison served as the Assistant Director of Finance and Administration of the Redevelopment Agency for the City of San Jose, California from November 1990 through February 1993. Ms. Harrison has also served as the Executive Director of the Santa Clara Valley Urban League, Inc, and as President and Chief Executive Officer of the Austin Area Urban League, Inc. Ms. Harrison received a Masters degree in Social Work Planning and Administration from Western Michigan University and a Bachelors degree in sociology from California State University at Los Angeles.

Julius R. Krevans, M.D. has served on the Company’s Board of Directors since March 1995. Dr. Krevans served as Chancellor Emeritus and Director of International Medical Care at University of California at San Francisco from 1993 until his retirement in June 2002. From 1982 until 1993, Dr. Krevans served as Chancellor at UCSF, and was Dean of the School of Medicine at UCSF from 1971 until 1982. Prior to this, Dr. Krevans served as Dean for Academic Affairs at Johns Hopkins University School of Medicine where he also served on the faculty for 18 years and was Professor of Medicine from 1968 until 1971. He is also Chairman of the Board of Directors of Neoprobe Corporation and a member of the Board of Directors of AccuImage Corporation. Dr. Krevans received his M.D. from New York University, College of Medicine and completed a residency in Medicine at Johns Hopkins University School of Medicine.

Mark Novitch, M.D. has served on the Company’s Board of Directors since September 1995. Since 1993, Dr. Novitch has been a private consultant in the pharmaceutical industry. Dr. Novitch was an Adjunct Professor at George Washington University Medical Center from July 1997 to June 2001. From October 1994 to June 1997 Dr. Novitch served as a Professor of Health Care Sciences at George Washington University Medical Center. From 1985 until 1993, he served in senior executive positions with the Upjohn Company, a medical products company, including Vice Chairman of the Board of Directors, Corporate Executive Vice President, Corporate Senior Vice President for Scientific Administration and Corporate Vice President. Prior to this, for 14 years, Dr. Novitch served with the FDA where from 1983 until 1984 he was Acting Commissioner. For seven years, Dr. Novitch was on the faculty at Harvard Medical School. He is a member of the Board of Directors of Alteon,

Inc., Neurogen Corporation, Guidant Corporation, and Kos Pharmaceutical. Dr. Novitch received his A.B. from Yale University, and his M.D. from the New York Medical College.

Zafar Randawa, Ph.D. has served on the Company’s Board of Directors since December 1996. Dr. Randawa is currently the Senior Director of Research & Development of the Otsuka Maryland Research Institute and has served in this capacity since September 1995. From 1989 until September 1995, Dr. Randawa served as a Chief Scientist at Otsuka America Pharmaceutical, Inc. Dr. Randawa received his Ph.D. in Biochemistry at Oregon Health Sciences University, his Master of Science degree in Biochemistry at Karachi University in Karachi, Pakistan, his B.Sc. in Biochemistry from Karachi University and his B.S. in Chemistry from Panjab University in Lahore, Pakistan.

(1)	From May 1999 through January 2002 (the last reported information for Miracle Entertainment), Miracle Entertainment had revenues and net losses of approximately CDN $7.1 million and CDN $ 42.5 million, respectively. Miracle Entertainment, Inc. is a holding company which was incorporated under the laws of Ontario, Canada on April 12, 1983 as 546,823 Ontario Corporation and was previously listed on the Canadian Dealing Network. Miracle Entertainment was originally a mining company that operated under the name Alberich Resources, Inc. The company subsequently changed its name to Eclipse Resources Corp. in March 1984. The company further amended its articles of incorporation in 1986 whereby it changed its name to Typhoon Resources Corp. In 1990 the company again amended its articles of incorporation changing its name to Typhoon Industries Limited and at that time discontinued all business operations related to mining. The company was characterized as a “shell corporation” or a “blank check company”. In April of 1996 the company again changed its name to North American Health and Fitness Corp. and through a reverse merger commenced operating a series of health fitness clubs in California. In the latter part of 1998 the company again determined to change its business focus, sold its health clubs, and changed its name to 1st Miracle Group, Inc. Subsequently, the company, with shareholder approval, changed its name to Miracle Entertainment. Miracle Entertainment is an independent entertainment company, which, through its operating subsidiaries, develops and produces motion pictures for theatrical exhibition and other ancillary markets, both domestically and internationally. 1st Miracle Entertainment (New York) a wholly owned subsidiary of Miracle Entertainment is the sole shareholder of 1st Miracle Entertainment Inc. (Nevada) formerly K-9 Protection Inc. (“K-9”). K-9 common and preferred stock is registered pursuant to Section 12(g) of the Act.

Approval Required

Approval of Proposal 1 requires the affirmative vote of a plurality of the outstanding shares of Common Stock of the Company represented and voting at the Annual Meeting.

The Board recommends a vote FOR the election of all named nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board met fourteen (14) times during 2002. The Board has standing Audit, Compensation and Nominating Committees. With the exception of Mr. Landau, during 2002, all directors attended at least 75% of the aggregate number of meetings of the Board and the standing committees on which they served during the period in which they served as directors.

Audit Committee

The Audit Committee consists of Mr. Freiman as Chairman, Mr. DiPietro, Dr. Krevans, and Dr. Novitch. The Audit Committee recommends the engagement of the Company’s independent auditors, approves the services performed by such auditors, reviews and evaluates the Company’s accounting principles and its system of accounting controls, and reviews with the auditors the Company’s annual audited financial statements and the audit thereof. There were four (4) audit committee meetings in 2002, one to discuss the results of the audit of the financial statements for the fiscal year ended December 31, 2001, and three to discuss the quarterly results for the first three quarters of 2002. The audit committee meeting to discuss the results of the audit of the financial statements of the Company for the year ended December 31, 2002 was held in February 2003. Because of his consulting agreement with the Company through September 2000, Mr. DiPietro is not currently independent.

Compensation Committee

The Compensation Committee currently consists of Dr. Krevans as Chairman, and Mr. Freiman. Prior to her voluntary resignation from the Board of Directors in May 2002, Ms. Claudie E. Williams served on the Committee. She was replaced on the Committee by Mr. Martin Landau. Subsequent to Mr. Landau’s resignation as a board member in November 2002, his position on the committee remains vacant. The Compensation Committee reviews and approves the compensation of the Company’s executive officers and administers the Company’s stock plans. The Compensation Committee met three (3) times in 2002.

Nominating Committee

The Nominating Committee currently consists of Mr. Freiman as Chairman, Dr. Novitch, and Dr. Krevans. In May 2002, simultaneous with their respective voluntary resignations from the Board of Directors, Mr. David Collins and Ms. Claudie Williams resigned from the Committee and Dr. Krevans was added to the Committee. The Nominating Committee recommends future additions, deletions and slates of board members to the full Board. The Nominating Committee met once in 2002.

The Nominating Committee will consider stockholder suggestions for nominees for director other than self-nominating suggestions. Suggestions may be submitted to the Secretary of the Company at the Company’s administrative offices. The Committee will consider suggestions received by the Secretary’s office prior to December 31 at a meeting the following year, preceding the mailing of proxy material to stockholders.

Director Compensation

The Company’s directors are reimbursed for their out-of-pocket travel expenses associated with their attendance at Board meetings. Under the terms of the Company’s 1995 Director Option Plan, non-employee directors of the Company are eligible to receive grants of options to purchase shares of Common Stock. Non-employee directors of the Company received no cash compensation from the Company during 2002.

Director Option Plan

The Company’s Board of Directors adopted the Director Option Plan in December 1995 and the stockholders approved it in 1996. Stockholders are being asked in this Proxy to approve Proposal 4, which provides an amendment to the Plan to increase the number of shares reserved for issuance to 2,000,000 shares subject to the approval of Proposal 2 (from 2,850,000 shares to 60,000,000 shares on the current basis). The Plan was most recently amended at the Company’s September 2001 Annual Stockholders’ Meeting. Under the amended Director Option Plan, the Company previously added an additional 2,000,000 shares to the Plan and reserved 2,850,000 shares of common stock for issuance to the directors of the Company pursuant to nonstatutory stock options. The Company’s Board of Directors determines the number of shares of the Company’s stock that will be granted each year to newly-elected and re-elected directors. Options may be granted under this plan to non-employee directors or directors who also serve as consultants of the Company. Each option granted under the Director Option Plan shall be exercisable at 100% of the fair market value of the Company’s common stock on the date such option was granted. Each grant under the plan will vest monthly over the twelve month period commencing with the director’s date of election or re-election, provided that the option will become vested and fully exercisable on the date of the next annual meeting of stockholders if such meeting occurs less than one year after the date of the grant. The plan shall be in effect for a term of ten years unless sooner terminated under the Director Option Plan.

The Company granted options to purchase 200,000 shares of its Common Stock to Mr. Martin Landau in 2002 under the Director Option Plan. All of those options were cancelled upon Mr. Landau’s November 2002 resignation from the Board. There were no other grants under the Director Option Plan in 2002.

INFORMATION ON EXECUTIVE COMPENSATION

The following table sets forth certain compensation awarded or paid by the Company during the years ended December 31, 2002, 2001 and 2000 to persons who served as its Chief Executive Officer and as its other executive officers during 2002 (collectively, the “Named Executive Officers”). The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total salary and bonus earned by each of the named Executive Officers in each fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Long-Term Compensation Securities Underlying Options Granted (1)		All Other Compensation ($)
Anthony J. Cataldo(2) Executive Chairman of the Board of Directors	2002	185,726	(3)	0		900,000	(4)	0
David E. Collins(5) Former Chairman of the Board of Directors, Former Chief Executive Officer	2002 2001 2000	0 60,000 65,750	(6) (8)	0 0 0		0 350,000 82,000	(7) (9)	0 0 3,750	(10)
Nancy E. Katz(11) President, Chief Executive Officer, and Member of the Board of Directors	2002 2001 2000	265,269 239,039 240,962		0 0 98,775	(13)	421,458 900,000 300,000	(12)	0 0 0
Richard D. Brounstein(14) Executive Vice President, Chief Financial Officer and Member of the Board of Directors	2002 2001	122,596 4,808		0 0		0 750,000	(15)	0 26,000	(16)

(1)	All figures in this column represent options to purchase the Company’s common stock and are reported on the current basis, prior to giving effect to approval of the reverse split requested in Proposal 2.
(2)	Mr. Cataldo has served as Executive Chairman of the Board since May 2002.
(3)	At the Company’s request, Mr. Cataldo has deferred approximately 30% of his cash salary from May 2002 through April 2003. The figure reported here for calendar 2002 is net of the deferral. At December 31, 2003, the Company had recorded expense totalling approximately $266,000, including an accrual of approximately $80,000 for Mr. Cataldo’s deferred salary.
(4)	Represents option grant for 900,000 shares pursuant to amended employment agreement. On May 10, 2002, when the market price of our common stock was $0.03 per share, Mr. Cataldo was granted fully-vested options to purchase 1,966,666 shares of the Company’s common stock at $0.015 per share and options to purchase 6,000,000 shares of the Company’s common stock at $0.03 per share, with the option to purchase 3,000,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. In the fourth quarter of 2002, the Company renegotiated the terms of the option grant in Mr. Cataldo’s employment agreement, canceling the option grant in excess of the 900,000 shares at $0.03 per share permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to one plan participant. The Company has agreed to re-issue, from its 2000 Equity Inventive Plan, an additional 7,066,666 fully-vested options, subject to stockholders’ approval of Proposal 3 herein. All other terms and conditions of the original grant remain unchanged.
(5)	Mr. Collins served as Chairman of the Board from June 2000 through May 2002. He served as Vice Chairman of the Board of Directors from December 1997 through May 2000 and as member of the Board of Directors from December 1995 through May 2002. Mr. Collins also served as Chief Executive Officer from October 1999 to June 2000.
(6)	Represents amounts paid pursuant to the October 2000 Agreement between Mr. Collins and the Company under which he served as Chairman of the Board. Payment was made in the form of 43,636 shares of Calypte Common Stock granted to Mr. Collins at par value of $0.001 per share and which were valued at $1.375 per share on the date of the share grant.

(7)	Represents option grant for 50,000 shares pursuant to service as a Director of the Company and an option grant for 300,000 shares pursuant to the October 2001 Agreement between Mr. Collins and the Company under which he served as Chairman of the Board.
(8)	Represents amounts paid or accrued pursuant to the October 1999 Agreement between Mr. Collins and the Company under which he served as Chief Executive Officer and Chairman of the Board.
(9)	Reflects option grant for 12,000 shares for service as a Director of the Company, option grant for 20,000 shares for service as Chairman of the Board of Directors of the Company, and an option grant for 50,000 shares made upon cancellation of certain options previously granted, and re-issuance at the same price as the cancelled grant.
(10)	Represents Directors fees for services rendered in 1999 and 2000.
(11)	Ms. Katz has served as President and Chief Executive Officer since December 2001. From June 2000 through December 2001, she served as President, Chief Executive Officer and Chief Financial Officer. She joined the Company in October 1999 as President, Chief Operating Officer, and Chief Financial Officer.
(12)	These options, and all of Ms. Katz’ previously-granted and unexercised options, together aggregating options to purchase 1,877,202 shares of the Company’s common stock, were cancelled in the fourth quarter of 2002. The Company has agreed to re-issue an equivalent number of fully-vested options at an exercise price equal to the lower of $0.064 per share or market price after the Annual Meeting to Ms. Katz from its 2000 Equity Inventive Plan, subject to stockholders’ approval of Proposal 3 herein.
(13)	Represents stock bonus of 25,000 shares valued at $50,000 plus gross-up for payment of income taxes.
(14)	Mr. Brounstein has served as Executive Vice President and Chief Financial Officer since joining the Company in December 2001. He had served the Company as a Financial Consultant from July 2001 through December 2001.
(15)	Represents option grant for 500,000 shares pursuant to Employment Agreement between Mr. Brounstein and the Company and an option grant for 250,000 shares made pursuant to the July 2001 Consulting Contract between Mr. Brounstein and the Company. All of these options were cancelled in the fourth quarter of 2002. The Company has agreed to re-issue an equivalent number of fully-vested options to Mr. Brounstein at an exercise price equal to the lower of $0.064 per share or market price after the Annual Meeting from the its 2000 Equity Incentive Plan, subject to stockholders’ approval of Proposal 3 herein.
(16)	Represents cash payments made pursuant to the July 2001 Consulting Contract between Mr. Brounstein and the Company.

The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2002:

Stock Option Grants in Last Fiscal Year

Individual Grants

Reported on the Current Basis, Prior to Giving Effect to Approval of the Reverse Split Requested in Proposal 2

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/sh)(2)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
							5%($)	10%($)
Anthony J. Cataldo	900,000	(4)	9.24%	0.030	5/10/07		16,980	43,031
David E. Collins	0		—	—	—		—	—
Nancy E. Katz	421,458	(5)	4.33%	0.190	cancelled	(5)	—	—
Richard D. Brounstein	0		—	—	—		—	—

(1)	Based on the aggregate of 9,536,132 options granted under the Company’s 2000 Equity Incentive Plan to employees and consultants to the Company and 200,000 options granted to Directors under the Company’s 1995 Director Option Plan during the year ended December 31, 2002, including the Named Executive Officers.

(2)	The exercise price was based on the closing price of the stock on the date of grant on the Over-The-Counter-Bulletin-Board.
(3)	The assumed 5% and 10% compound rates of annual stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future common stock prices. Assuming a ten-year option term, annual compounding results in total appreciation of 62.9% (at 5% per year) and 159.4% (at 10% per year).
(4)	Options granted under the 2000 Equity Incentive Plan as fully vested. On May 10, 2002, when the market price of our common stock was $0.03 per share, Mr. Cataldo was granted fully-vested options to purchase 1,966,666 shares of the Company’s common stock at $0.015 per share and options to purchase 6,000,000 shares of the Company’s common stock at $0.03 per share, with the option to purchase 3,000,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. In the fourth quarter of 2002, the Company renegotiated the terms of the option grant in Mr. Cataldo’s employment agreement, canceling the option grant in excess of the 900,000 shares at $0.03 per share permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to one plan participant. The Company has agreed to re-issue, from its 2000 Equity Inventive Plan, an additional 7,066,666 fully-vested options, subject to stockholders’ approval of Proposal 3 herein. All other terms and conditions of the original grant remain unchanged. The options expire five years from the date of grant. The grant was made pursuant to Mr. Cataldo’s Employment Agreement with the Company.
(5)	Options for 140,486 shares were immediately exercisable on the grant date, January 22, 2002. Options for an additional 140,486 shares were to become exercisable on the first anniversary of the grant date and options for the remaining 140,486 shares were to become exercisable on the second anniversary of the grant date. The options were to expire ten years from the date of grant. These options, and all of Ms. Katz’ previously-granted and unexercised options, together aggregating options to purchase 1,877,202 shares of the Company’s common stock, were cancelled on December 17, 2002. The Company has agreed to re-issue an equivalent number of fully-vested options at an exercise price equal to the lower of $0.064 per share or the market price of Calypte common stock at the date of the Annual Meeting to Ms. Katz from its 2000 Equity Inventive Plan, subject to stockholders’ approval of Proposal 3 herein.

The following table sets forth information concerning option exercises for the year ended December 31, 2002, with respect to each of the Named Executive Officers.

Aggregated Option Exercises in 2002

and December 31, 2002 Option Values

Reported on the Current Basis, Prior to Giving Effect to Approval of the

Reverse Split Requested in Proposal 2

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercisable Options at Fiscal Year End (#) (Exercisable/Unexercisable)(1)	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (Exercisable/ Unexercisable)(1)(3)
Anthony J. Cataldo	0	0	900,000/0	21,600/0
David E. Collins	0	0	0/0	0/0
Nancy E. Katz	0	0	0/0	0/0
Richard D. Brounstein	0	0	0/0	0/0

(1)	Reflects in-the-money options granted under the 2000 Equity Incentive Plan.
(2)	Value realized is based on the fair market value of the shares on the date of exercise as reported on the Over-The-Counter Bulletin Board minus the exercise price multiplied by the number of shares acquired on exercise.
(3)	Value realized and value of unexercised in-the-money options is based on a value of $0.054 per share of the Company’s Common Stock, the closing price on December 31, 2002 as quoted on the Over-The-Counter-Bulletin-Board. Amounts reflect such fair market value minus the exercise price multiplied by the number of shares to be acquired on exercise and do not indicate that the optionee actually sold such stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Pursuant to rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board has furnished the following report on executive compensation.

Role of Compensation Committee

The Compensation Committee is responsible for determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders’ interest. The Committee’s role is to review and approve the compensation of the Company’s executive officers and to administer the Company’s stock plans. The Compensation Committee currently consists of Mr. Freiman and Dr. Krevans. Subsequent to Mr. Landau’s resignation as a board member in November 2002, his position on the Committee remains vacant.

Compensation Philosophy

The major goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives and senior management who can contribute to the continued success of the Company.

Base Salary

Base salary represents the fixed component of the executive compensation program. Base salaries of the Executive Chairman, Chief Executive Officer and senior management are determined by reviewing comparable market base salary compensation, individual performance, relevant experience and demonstrated capabilities in meeting the requirements of the position. The base salaries of the Executive Chairman, Chief Executive Officer and other members of Senior Management are determined by the Committee’s evaluation of attainment of stated overall goals and targets for the Company and the individual’s contribution and performance.

Long-term Incentive Awards

Stock option grants serve to align the Company’s stockholders’ and employees’ goals. The objectives of the stock option and purchase plans of the Company are to: (1) provide a long-term incentive to help reduce employee turnover, (2) provide a competitive package for recruiting new employees, (3) provide a long-term reward for loyalty, dedication and service, and (4) allow all employees to share in the rewards of “building stockholder value.”

Bonus

The Company does not have a formal annual bonus plan. Nevertheless, subject to the availability of sufficient cash resources, employees are eligible to earn annual cash or stock bonuses for achievement of both Company-wide and individual or departmental goals. This practice is designed to: (1) enhance the ability of the Company to attract and retain outstanding employees at all levels of the Company, (2) create a link between compensation and performance, (3) strengthen team building to foster a culture of fairness and equity, (4) motivate employees, and (5) create commonality by aligning the interests of the stockholders with those of the employees. Recommendations for cash bonus awards are made by management and approved by the Compensation Committee.

Executive Chairman Compensation

In May 2002, in conjunction with the financing proposal enabling the restart of the Company’s operations, the independent members of the Company’s Board of Directors entered into an employment agreement with

Mr. Anthony J. Cataldo to serve as its full-time Executive Chairman. The employment agreement specifies an annual salary of $400,000 and allows for annual increases based on the Company’s performance and the approval of the Compensation Committee. On May 10, 2002, when the market price of the Company’s common stock was $0.03 per share, Mr. Cataldo was granted fully-vested options to purchase 1,966,666 shares of the Company’s common stock at $0.015 per share and options to purchase 6,000,000 shares of the Company’s common stock at $0.03 per share, with the option to purchase 3,000,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. The options have a five-year term. In the fourth quarter of 2002, the Company renegotiated the terms of the option grant contained in Mr. Cataldo’s Employment Agreement, canceling the option grants in excess of the 900,000 shares at $0.03 per share currently permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to one plan participant and deferring a portion of his salary. The Company agreed to re-issue 7,066,666 of the previously granted options out of its 2000 Equity Inventive Plan, subject to stockholders’ approval of Proposal 3 herein. The Company is deferring approximately 30% of Mr. Cataldo’s cash compensation, which it is accruing, until the earlier of May 31, 2003 or such time as the Company completes a financing transaction of $10 million or more. In return for these concessions, the 7,066,666 options will be granted as fully vested upon stockholder approval of the 2000 Equity Incentive Plan amendments included in Proposal 3 herein. All other terms and conditions of the original grant remain unchanged. The Compensation Committee considers this level of compensation appropriate in view of Mr Cataldo’s background, leadership and accomplishments.

Chief Executive Officer Compensation

In December 2001, when the market price of the Company’s common stock was $0.022 per share, Mr. Collins received a stock option to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $0.22 per share under the terms of a consulting agreement effective October 2001 for service as a consultant and as Chairman of the Board from October 2001 through September 2002. The options vested ratably over the twelve month term of the agreement. Under the terms of the agreement, Mr. Collins committed to spend not less than 5 days per month on Company business and received cash compensation of $1,000 per day for days in excess of 5 per month devoted to the Company’s business. Mr. Collins voluntarily resigned as Chairman of the Board and from the Board of Directors on May 9, 2002 without any disagreements with the practices or management of the Company. All unvested options granted pursuant to the October 2001 contract were cancelled at the time of his resignation from the Board. The Committee considered this level of compensation appropriate in view of Mr. Collins’ background, leadership and accomplishments. Mr. Collins received no cash payments in 2002 for service on the Company’s Board of Directors. Mr. Collins had served as Chief Executive Officer from October 1999 to June 2000.

Ms. Nancy E. Katz has served as the Company’s Chief Executive Officer since June 2000. In 2002, Ms. Katz received cash payments of $265,269 as salary pursuant to the terms of her October 1999 and a new October 2002 Employment Agreement with the Company. She received no cash or stock bonuses in 2002. In January 2002, when the market price of the Company’s common stock was $0.19 per share, she was granted options to purchase 421,458 shares of the Company’s common stock at $0.19 per share. One third of the options were exercisable at the date of grant, one third vested on the 12 month anniversary of the grant, and the remaining third vested on the 24 month anniversary of the grant. In October 2002, the Company entered into a new five-year agreement with Ms. Katz that includes an annual salary of $300,000, subject to annual review. The Company is deferring approximately 8% of Ms. Katz’ cash compensation, which it is accruing, until the earlier of May 31, 2003 or such time as the Company completes a financing of $10 million or more. The agreement also specifies that the Company will grant Ms. Katz options to purchase 4,400,000 shares of common stock, subject to approval at the Company’s next Annual Meeting of Stockholders of Proposal 3 herein. The options to be granted pursuant to the employment agreement are exercisable at $0.08 per share and will be granted as fully-vested. On February 14, 2003 the exercise price of this option was reduced to $0.05 per share; all other terms of the grant remain unchanged. In December 2002, Ms. Katz agreed to cancel all outstanding options previously granted to her under the 1991 Incentive Stock Plan and the 2000 Equity Incentive Plan, aggregating options to purchase 1,877,202 shares of the Company’s common stock. The cancelled options will be re-granted as fully-

vested at the lower of $0.064 per share or the current market price at the time of the Company’s Annual Meeting, subject to approval by the stockholders of Proposal 3 herein. The options to be issued pursuant to the October 2002 employment agreement were not affected by this cancellation and proposed re-issuance. The Committee considers this level of compensation appropriate in view of Ms. Katz’ background, leadership and accomplishments.

Chief Financial Officer Compensation

Mr. Richard D. Brounstein has served as the Company’s Executive Vice President and Chief Financial Officer since December 2001. His employment was on a part-time basis during 2002, and he received $137,596 as salary during 2002. Effective January 1, 2003, the Company entered into a twelve month full-time employment agreement, with renewal options, with Mr. Brounstein that includes a base salary of $200,000, and the grant of options to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $0.05 per share. The stock options will be granted as fully vested upon stockholder approval of Proposal 3 herein. In 2001, Mr. Brounstein was granted options to purchase an aggregate of 750,000 shares of the Company’s common stock. In December 2002, Mr. Brounstein agreed to cancel all outstanding options previously granted to him. An equivalent number of options will be re-granted as fully-vested at the lower of $0.064 per share or the current market price at the time of the Company’s Annual Meeting of Stockholders, subject to approval by the stockholders of Proposal 3 herein. The Committee considers this level of compensation appropriate in view of Mr. Brounstein’s background, leadership and accomplishments.

COMPENSATION COMMITTEE

Julius Krevans, M.D.

Paul Freiman

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and for administering various incentive compensation and benefit plans. The Compensation Committee currently consists of Mr. Freiman and Dr. Krevans. The position previously held by Mr. Landau on the Committee remains vacant subsequent to his November 2002 resignation as a Board member.

AUDIT COMMITTEE REPORT

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, oversee the independence of the Company’s independent auditor, and recommend to the Board the selection of the independent auditor. With the exception of Mr. DiPietro, each of the members of the Audit Committee meets the independence requirements set forth in Rule 4200(a)(15) of NASD’s listing standards. Mr. DiPietro does not meet the definition of independence because of his consulting agreement with the Company through September 2000. The Board determined that Mr. DiPietro’s service on the Audit Committee was in the best interest of the Company and its stockholders because of Mr. DiPietro’s business experience with respect to financial oversight responsibilities.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with auditing standards generally accepted in the United States of America. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•	Discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	Reviewed the written disclosures and the letter from KPMG LLP, required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the nonaudit services performed by KPMG LLP are compatible with maintaining their independence;

•	Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2002 Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission; and

•	Instructed the independent auditors that the Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

Paul Freiman

John DiPietro

Julius Krevans, M.D.

Mark Novitch, M.D.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

KPMG LLP has been the independent accounting firm that audits the financial statements of the Company since its inception. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit.

In addition to performing the audit of the Company’s consolidated financial statements, KPMG LLP provided various other services during 2002. The aggregate fees billed for 2002 for each of the following categories of services are set forth below:

Audit fees	$160,000
Audit-related services	$83,000
All other services	$23,500

“Audit fees” include fees for the annual audit and the three quarterly reviews, as well as fees for consultation regarding accounting issues and their impact on or presentation in the Company’s financial statements. “Audit-related services” consisted primarily of the review of registration statements and the issuance of related consents primarily related the Company’s recent financing transactions. “All other services” include tax planning and the preparation of tax returns of the Company.

KPMG LLP did not provide any services related to financial information systems design and implementation during 2002.

The Audit Committee reviews summaries of the services provided by KPMG LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

Employment Agreements

In October 2002, the Company entered into a new five-year employment agreement with Nancy E. Katz as the President and Chief Executive Officer of the Company, which provides for an annual salary of $300,000. The Company is deferring approximately 8% of Ms. Katz’ cash compensation, which it is accruing, until the earlier of May 31, 2003 or such time as the Company completes a financing of $10 million or more. Ms. Katz is also entitled to potential annual bonuses and increases in her base salary subject to annual review of her performance by the Company’s Compensation Committee during the term of her agreement. In the event of a change in control of the Company or if Ms. Katz is discharged without cause, she will be entitled to receive the balance of any compensation due to her under the agreement, but in no event will she receive less than twelve months of severance payments. In addition, Ms. Katz was granted 4,400,000 options, subject to shareholder approval of Proposal 3 herein, exercisable at $0.08, all of which will vest immediately. On February 14, 2003 the exercise price of this option was reduced to $0.05 per share; all other terms of the grant remain unchanged. In December 2002, Ms. Katz agreed to cancel all outstanding options previously granted to her under the 1991 Incentive Stock Plan and the 2000 Equity Incentive Plan, an aggregate of options to purchase 1,877,202 shares of the Company’s Common Stock. An equivalent number of options will be re-granted as fully-vested at the lower of $0.064 per share or the current market price at the time of the Company’s Annual Meeting, subject to approval by the stockholders of Proposal 3 herein. The options to be issued pursuant to the employment agreement are not affected by this cancellation.

In May 2002, the Company entered into an agreement with Anthony J. Cataldo, the Company’s current Executive Chairman of the Board of Directors, to serve through May 10, 2007. The agreement provides for an annual salary of $400,000. In the event of a change in control of the Company or if Mr. Cataldo is discharged without cause, he will be entitled to receive the balance of any compensation due to him under the agreement, but in no event will he receive less than twelve months of severance payments. In addition, Mr. Cataldo was granted 1,966,666 fully vested stock options exercisable at $.015 per share and 6,000,000 stock options exercisable at $.03 per share. Of the 6,000,000 options exercisable at $.03 per share, 3,000,000 options were exercisable upon grant, with the balance becoming exercisable upon the one (1) year anniversary of the grant. The aforementioned options are exercisable for a period of five (5) years from the date of grant. Mr. Cataldo is also eligible for a bonus upon an annual review of his performance.

In October 2002, the Company renegotiated the terms of the option grant contained in Mr. Cataldo’s Employment Agreement, canceling the option grants in excess of the 900,000 shares permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to one plan participant and deferring a portion of his salary. An additional 7,066,666 of the previously granted options will be reissued out of the Company’s 2000 Equity Inventive Plan, subject to stockholders approval of Proposal 3 herein. The Company is currently deferring approximately 30% of Mr. Cataldo’s cash compensation, which it is accruing, until the earlier of May 3, 2003 or such time as the Company completes a financing of $10 million or more. In return for these concessions, the 7,066,666 options will be fully vested on the day of the annual meeting upon stockholder approval of Proposal 3 herein. All other terms and conditions of the original grant remain unchanged.

In January 2003, the Company entered into a twelve month employment agreement, with renewal options, with Richard D. Brounstein to serve as the full-time Executive Vice President and Chief Financial Officer of the Company. The agreement includes a base salary of $200,000, and the grant of options to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $0.05 per share. The stock options will be granted as fully vested at the Company’s Annual Meeting of Stockholders upon stockholder approval of Proposal 3 herein. During 2001 and 2002, Mr. Brounstein had been granted options to purchase an aggregate of 750,000 shares of the Company’s common stock. In December 2002, Mr. Brounstein agreed to cancel all outstanding options previously granted to him. An equivalent number of options will be re-granted as fully-vested at the lower of $0.064 per share or the current market price at the date of the Company’s Annual Meeting of Stockholders, subject to approval by the stockholders of Proposal 3 herein. Mr. Bounstein was appointed as a member of the Company’s Board of Directors in December 2001, and he has chosen not to stand for re-election.

In October 1999, the Company entered into a consulting agreement with David E. Collins, then Vice-Chairman of the Board of Directors and Chairman of the Board, to serve as Chief Executive Officer effective from October 1999 through October 2000. Under the terms of the agreement, Mr. Collins received compensation of $1,000 for each day devoted to the Company’s business and was granted options to purchase 150,000 shares of the Company’s stock. In January 2001, Mr. Collins received a stock grant of 43,636 shares of the Company’s stock valued at $60,000 under the terms of the consulting agreement effective October 2000 for service as a consultant and as Chairman of the Board from October 2000 through September 2001. Additionally, in December 2001, Mr. Collins was granted options to purchase 300,000 shares of the Company’s stock under the terms of the consulting agreement effective October 2001 for service as a consultant and as Chairman of the Board from October 2001 through September 2002. Under the terms of the 1999, 2000 and 2001 agreements, Mr. Collins committed to spend not less than 5 days per month on Company business and was entitled to receive cash compensation of $1,000 per day for days in excess of 5 per month devoted to the Company’s business. No such compensation has been paid to Mr. Collins since July 2000 nor has he been reimbursed for expenses incurred in his capacity as a member of the Board of Directors since September 2000. Mr. Collins resigned as the Company’s Chairman in May 2002. Effective the date of his resignation, any options issued to Mr. Collins that were unvested lapsed.

Certain Relationships and Related Transactions

In August 2001, the Company executed a promissory note in the amount of $400,000 to LHC Corporation, the parent company of Trilobite Lakes Corporation (“Trilobite”), its then-largest stockholder who currently holds approximately 1.2 million shares of the Company’s Common Stock. Trilobite is an affiliate of Claneil Enterprises, Inc. David Collins, Calypte’s former Chairman of the Board served on the Board of Directors of Claneil and was a member of Claneil’s Compensation Committee. Pursuant to the Common Stock Purchase Agreement dated March 2, 2000, Claudie Williams, a representative designated by Trilobite was elected to Calypte’s Board of Directors. The Calypte Board has the right to nominate a representative selected by Trilobite for election to the Calypte Board for so long as Trilobite holds one-half of the shares it acquired through the Common Stock Purchase Agreement. Both David Collins and Claudie Williams resigned as members of the Calypte Board of Directors in May 2002, and Trilobite has not requested that another representative be nominated for election to the Board. The note required interest at 8.5% per annum and principal plus accrued interest was due no later than September 14, 2001. The note was secured by certain inventory and accounts receivable. In December 2001, the parties agreed to execute a new note in the amount of $411,000, representing the unpaid principal and accrued but unpaid interest on the previous note. This note bears interest at 8.5% and was due in installments of $200,000 on February 28, 2002 and $35,000 per month thereafter until paid in full, plus accrued interest. On February 21, 2002, the Company renegotiated the payment terms to require monthly principal payments of $17,500 in February and March 2002, increasing to $35,000 thereafter unless and until the Company secured at least $2 million in additional financing, excluding the convertible debentures and warrant agreements entered into on February 11, 2002, at which time a $200,000 principal payment would be required. The Company made the required payment on February 28, 2002. On March 28, 2002 the Company again renegotiated the payment terms of this note, suspending any required principal or interest payments until the Company’s registration statement for the convertible debentures becomes effective, at which time the Company is required to resume making monthly payments of $35,000. No payments have been made on this note since February 2002. On February 28, 2003, the Company and LHC Corporation executed a new note in the amount of $435,000, representing the outstanding principal and accrued interest through that date on the December 2001 note. The new note requires monthly principal payments of $17,500 plus interest at 8.5% per annum in March, April and May of 2003, increasing to $35,000 monthly plus interest until the balance is paid in full. If the Company completes a financing exceeding $5 million in gross proceeds, the Company will be required to pay the remaining balance, plus accrued interest, in full at the time the new financing closes.

In November 2001, the Company sold 1,575,855 shares of Common Stock under Regulation D to various investors in a private placement at $0.19 per share, receiving net proceeds of $295,000. The private placement did not include registration rights. Therefore, pursuant to Rule 144 of the Securities Act, the transfer of the securities purchased by the investors will be restricted for twelve months from the date of purchase. Two current members of the Company’s Board of Directors, Nancy Katz, and Mark Novitch, and the Company’s former Chairman, David Collins, purchased an aggregate of 721,154 shares of this offering.

Recent Financings

In February 2002, the Company was experiencing financial difficulty due to its lack of adequate working capital. Accordingly, the Board determined to exercise its business judgment in an effort to continue business operations and preserve stockholders’ equity. On February 11, 2002, the Company signed a securities purchase agreement with Bristol Investment Fund, Ltd. (“Bristol”) pursuant to which Bristol agreed to purchase an aggregate of $850,000 of 12% secured convertible debentures maturing two years after issuance. As of March 31, 2003, the Company has issued $525,000 of debentures and has received net proceeds of $470,000. The Company may issue a debenture for the balance of the $325,000 commitment and would issue a registration statement for that debenture only after it is at market risk. The outstanding debentures bear interest at the annual rate of 12% payable quarterly in common stock or cash at Bristol’s option. Under the terms of the debenture, Bristol can elect at any time prior to maturity to convert the balance outstanding on the debenture into shares of the Company’s common stock. The conversion price for the debentures, which is subject to adjustment, is currently equal to the lesser of (i) the average of the lowest three closing bid prices during the 22 trading days immediately prior to the conversion date discounted by 40% and (ii) $0.05. The Company also issued Bristol an A warrant to purchase 1.7 million shares of common stock and a B warrant to purchase 12 million shares of common stock. The Class A and B warrants were intended to act as consideration for the investment by Bristol and provide the Company with immediate cash upon their exercise. The Class B warrants are intended to provide the Company with cash over a one year period following the effective date of the registration statement for the shares underlying the debentures and warrants. The Company has not yet filed a registration statement and cannot register the underlying shares until the Class A or Class B warrants are at market risk.

Calypte publicly announced on April 17, 2002 that it was winding down its operations as it did not have sufficient working capital or the necessary funds to continue with its business plan or operations. On May 9, 2002, the Company entered into a letter agreement with Cataldo Investment Group, an independent investment group assigned the acronym “CIG”, whereby the investors agreed to arrange for the investment of approximately $1.4 million within 90 days and an aggregate of at least $5 million over the next 12 months to fund Calypte’s operations. Accordingly, the Company restarted its operations.

The Company has aggregated all investments received from parties with whom it did not have financing agreements prior to its restart (e.g., other than Bristol Investment Fund and Townsbury Investments Limited) through May 10, 2003 under the heading “Other Recent Financings”, formerly referred to as “CIG Financings”, to attribute them to the $5 million that was to be invested in the Company as set forth in the investment commitment letter by CIG. The equity line of credit with Townsbury and the convertible debentures and warrants agreement with Bristol, together with Other Recent Financings post-restart are our “Recent Financings”. In excess of $5 million in investments have been attributed to Other Recent Financings to date.

CIG is essentially a de facto entity comprised of a number of unaffiliated accredited investors assembled by Mr. Anthony Cataldo, the Company’s current executive chairman, to facilitate investments in the Company. Mr. Cataldo does not have an affiliation or any agreements with any of the individual investors that are categorized as CIG. As a condition precedent to the initial investment, Mr. Cataldo requested that he be appointed Executive Chairman in connection with the restart of the Company’s operations. Additionally, Mr. Cataldo was granted a temporary limited right on behalf of CIG to appoint new directors constituting a majority of the Board of Directors. During the time period of the right, Mr. Cataldo recommended the appointment of one director, as a result of the resignation of a director during the limited time period.

Mr. Paul Kessler, a Director of Bristol Investment Fund, Ltd., which was an investor in a company with which Mr. Cataldo had been previously affiliated, initially made the introduction of Mr. Cataldo to the Company as an existing security holder of the Company who was concerned about the Company winding down its business affairs and its investment (holdings) in the Company. Thereafter, Mr. Cataldo arranged for new financings, which were categorized under the heading Recent Financings, primarily the Other Recent Financings. Mr. Cataldo has disclaimed any affiliation or beneficial ownership with the individual investors that comprise CIG. To the best of the Company’s knowledge, the individual investors of CIG are not affiliated with each other. Mr. Cataldo was a designee of the investors chosen in light of the tenuous financial condition of the Company at the time of the new financing. He continues to actively pursue raising the necessary capital to fund the Company’s on-going operations.

There are no defined terms with respect to investments that have been or may be attributed to the Other Recent Financings and, as such, all financing arrangements must be negotiated on an individual basis. Since Other Recent Financings is used only as an heading to track the Company’s financings since the restart of its operations in May 2002, new investors who provide funds for the Company have been aggregated under this heading along with investors who provided the initial restart financing in May 2002. Each financing that has been aggregated as a part of Other Recent Financings has been the subject of a separate agreement between the Company and the investor. The Company’s Board of Directors has approved the terms of each transaction included in Other Recent Financings since the Company’s restart and has taken into account the merits of the specific transaction, the Company’s immediate and long-term requirements for cash, and alternatives, if any, available at the given time.

Mr. Cataldo was not a stockholder and had no previous contact with the Company prior to the announced wind down of the business in April 2002. The independent members of the Company’s Board of Directors validated his references, determined that he had the skills required to perform as Chairman of the Company in its present condition, and offered him an agreement on May 10, 2002.

Mr. Cataldo has known certain investors or principals of certain investment funds that have provided financing that has been aggregated under Other Recent Financings prior to their investment in the Company and Mr. Cataldo’s association with the Company as a result of his business experience and his role in managing other companies. Specifically, Mr. Cataldo has known Mr. Paul Kessler, as described previously, through affiliations in a previous company managed by Mr. Cataldo. Additionally, Mr. Cataldo has no beneficial ownership rights or affiliations with any of the individual investors that have provided financing included in Other Recent Financings. Mr. Cataldo has used his business relationships to locate potential accredited investors.

Mr. Cataldo receives no consideration or payment from either the Company or investors as a result of any financing included in Other Recent Financings. Mr. Cataldo’s compensation is recited in his employment agreement, which is described herein.

To date, to the best of the Company’s knowledge, all investors that have provided financing included in Other Recent Financings are offshore investors. Additional new investors not providing a portion of the initial May 2002 or subsequent Other Recent Financings may provide financing in the future and be aggregated under the heading Other Recent Financings.

There can be no assurance that the terms of the additional capital that the Company requires will be made available to the Company on a timely basis and there can be no assurance that such capital will be available on acceptable terms, if at all. Any failure to secure additional financing on a timely basis will place the Company in significant financial jeopardy.

The following table summarizes Calypte’s Recent Financings (the Convertible Debenture Agreement with Bristol, Other Recent Financings, and the Equity Line of Credit with Townsbury Investments Ltd.) through the record date on April 4, 2003: (Table in thousands, except share price and per share data. Information herein is reported on the current basis, prior to giving effect to the Reverse Stock Split requested in Proposal 2.)

Investor(1)	Conversion Feature	Gross Amount $000	Net Amount $000	Transaction Date	Calypte Closing Price	Shares Issued (000)/ $000 Redeemed		Shares Issuable at April 4, 2003(2)
Bristol: 12% Convertible Debenture ($850,000 total commitment)	Lesser of (i) 60% of the average of lowest 3 trading prices for 22 days preceding conversion or (ii) $0.05(7)	$425		2/11/02	$0.25	4,462/$60 9,227/$150 2,225/$63 2,072/$55 6,267/$97 6,329/$100
		$100		5/10/02	$0.03	781	(7)

		$525	$468					20.0 million

Class A Warrant	Lesser of (i) 70% of the average of lowest 3 trading prices for 20 days preceding conversion or (ii) $0.115 per share	$0	$0	2/11/02	$0.25	0		1.7 million

Class B Warrant	Lesser of (i) 70% of the average of lowest 3 trading pricing for 20 days preceding conversion or (ii) $0.215.	$0	$0	2/11/02	$0.25	0		12.0 million

Other Recent Financings:(3)
8% Convertible Notes	Lesser of (i) $0.10 or (ii) 70% of the average of the 3 Lowest trades for 30 Days Preceding Conversion
Alpha Capital Aktiengesellshaft		$500		5/24/02	$0.12
Stonestreet Limited Partnership		$500		5/24/02	$0.12
Filter International Ltd.		$150		5/24/02	$0.12
Camden International Ltd.		$250		5/24/02	$0.12	4,324/$70
Camden International Ltd.		$100		5/24/02	$0.12
Domino International Ltd.		$150		5/24/02	$0.12	4,324/$70
Thunderbird Global Corporation		$75		5/24/02	$0.12
BNC Bach International Ltd.		$200		5/24/02	$0.12
Excalibur Limited Partnership		$200		5/24/02	$0.12	4,114/$100
Standard Resources Ltd.		$100		5/24/02	$0.12
SDS Capital International Ltd.		$300		7/10/02	$0.34
Camden International Ltd.		$100		7/10/02	$0.34
Excalibur Limited Partnership		$250		7/24/02	$0.22
Stonestreet Limited Partnership		$250		8/21/02	$0.13

		$3,125	$2,594					179.2 million

Investor(1)	Conversion Feature	Gross Amount $000	Net Amount $000	Transaction Date	Calypte Closing Price		Shares Issued (000)/ $000 Redeemed	Shares Issuable at April 4, 2003(2)
8% Convertible Debentures
Su So	80% of the lower of the average closing bid or trade price for the 5 days preceding conversion, but not less than $0.10	$100	$85	6/17/02		$0.14	1,100(4)/ $100	0

Jason Arasheben	70% of the lower of the average closing bid or trade price for the 5 days preceding conversion, but not less than $0.10	$100	$85	7/03/02		$0.27	475(4)/ $100	0

10% Convertible Note
BNC Bach International Ltd. (Note: on 7/14/02 the maturity date was extended until 12/31/02; on December 27, 2002, the maturity date was extended until January 15, 2003; on January 15, 2003 the maturity date was subsequently extended until March 17, 2003, on March 17, 2003 the maturity date was extended until April 4, 2003; on April 2, 2003, the maturity date was subsequently extended until May 5, 2003)	Lesser of (i) $0.05 or (ii) 60% of the average of 3 lowest closing bid prices for 22 days preceding conversion	$150	$150	5/14/02	$ $ $ $ $ $	0.14 0.36 on 7/14/02; 0.064 on 12/27/02: 0.060 on 1/15/03; 0.050 on 3/17/03; 0.033 on 4/2/03	0/$24	7.4 million

12% Convertible Debentures
Mercator Momentum Fund, L.P. ($2.0 million total commitment)	85% of the average of the 3 lowest trading prices for the 20 trading days preceding conversion(8)	$550	$345(5)	9/12/02		$0.10	500(4)/ $0	102.3 million

Mercator Momentum Fund, L.P.	80% of the average of the 3 lowest trading prices for the 20 trading days preceding conversion, but not less than $0.05	$300	$260	10/22/02		$0.13	0/$300(6)	0

Mercator warrant	$0.10 per share	$0	$0	10/22/02		$0.13	0	3.0 million

Investor(1)	Conversion Feature	Gross Amount $000	Net Amount $000		Transaction Date	Calypte Closing Price	Shares Issued (000)/ $000 Redeemed	Shares Issuable at April 4, 2003(2)
10% Convertible Debentures
Mercator Focus Fund, L.P.	80% of the average of the 3 lowest trading prices for the 20 trading days preceding conversion, but not more than $0.10	$1,000	$510	(6)	1/13/03	$0.065	0	54.3 million

Mercator Momentum Fund, L.P.	80% of the average of the 3 lowest trading prices for the 20 trading days preceding conversion, but not more than $0.10	$450	$440		1/29/03	$0.056	0	24.5 million

Mercator Focus Fund, L.P. Mercator Momentum Fund III, L.P.	65% of the average of the 3 lowest trading prices for the 20 trading days preceding conversion, but not more than $0.07	$400 100	$400		3/13/03	$0.049	0	33.4 million

		$500

PIPE at $0.05 per share
Careen Ltd.	$0.05 per Share	$200	$200		8/28/02	$0.16	4,000	0

Caledonia Corporate Group Limited		$200	$200		8/28/02	$0.16	4,000	0

Townsbury Equity Line
November 2001 to December 31, 2002	88% of volume weighted average price during draw down pricing period	$3,359	$3,176		Sixteen draws		25,673	0.02 million

Townsbury Warrant—repriced from $0.27 per share on 5/10/02	$0.015 per share	$63	$63		5/10/02	$0.03	$4,193	0

Total shares issuable								437.82 million

(1)	The Bristol debentures and warrants and all of the Other Recent Financings were issued under exemptions provided by Regulation S. The Company could issue no shares under the equity line with Townsbury until it had completed an effective registration for the underlying shares. The warrants issued to Townsbury were issued under an exemption provided by Regulation S.
(2)	Based on total commitment and market prices as of April 4, 2003, where applicable. The market price of Calypte stock on April 4, 2003 was $0.0275 per share and the low market price as defined in the agreements was approximately $0.016 per share at 70%, $0.018 per share at 80%, and $0.015 per share at 65% based on lowest trading prices in the previous 20 to 30 business days prior to April 4, 2002 and $0.017 per share at 60% based on the average of the three lowest closing bid prices for the 22 trading days prior to April 4, 2003.
(3)

On February 14, 2003 the registration statement for $525,000 of the Bristol Debentures became effective. We have not yet filed a registration statement for any of the Other Recent Financings. Many of these financings have requirements for registration and impose liquidated damages for delays beyond 30 days from the transaction date allowed for registration. The convertible note transactions generally require liquidated damages at the rate of 2% of the original principal balance for each month’s delay. The PIPE financing at $0.05 per share requires liquidated damages at the rate of 250,000 shares of Calypte common stock for each 10 days of delay beginning November 27, 2002. As of February 14, 2003, the Company had incurred approximately $122,000 in liquidated damages resulting from the delay in registration of the Bristol Debentures and, as of April 4, 2003, approximately $584,000 in liquidated damages attributable to the delay in the registration of the remaining financings. In most instances, the investor has the option of receiving liquidated damages in either cash or the Company’s common stock, although the PIPE financing agreement specifies damages to be paid in stock. As of April 4, 2003, all of the registration penalty provisions have been triggered, except for those in the Mercator agreements. The Company has issued approximately 8 million shares of its common stock in payment of liquidated damages. Based on current prices, the payment of liquidated damages in stock as of April 4, 2003 would require the Company to issue approximately 36 million shares of its common stock. Liquidated damages attributable to registration delays on the convertible notes and debentures continue to accrue at a rate of approximately $63,000 per month (or approximately 3.9 million shares at current prices) plus 750,000 shares attributable to the PIPE transaction. Additionally, the holders of the $3.125 million original face value of our 8% convertible notes now have the option, at any time, to require the redemption of the outstanding principal and any accrued interest as a result of the delay in registration of the notes.

(4)	Includes fee shares.
(5)	Reflects a 10% cash commitment fee on the entire $2 million commitment paid to The Mercator Group less additional fees and expenses. An additional $250,000 is available upon the filing of a registration statement and additional tranches of up to $500,000 are available every 30 days following the effectiveness of the registration up to the $2 million maximum commitment amount.
(6)	In conjunction with the issuance of the $1 million 10% convertible debenture to Mercator Focus Fund, L.P., the Company used the proceeds to repay the $0.3 million outstanding principal balance of the 12% convertible debenture previously issued to Mercator Momentum Fund, L.P. plus accrued interest. The balance of costs incurred represents transactional and legal fees.
(7)	Subsequent to the effective date of the registration statement on Form S-2/A (No. 6) File No. 333-84660 which registered shares of common stock underlying Bristol’s $525,000 debenture, Bristol provided notice to the Company that it intended to convert a portion of its debenture and that the number of shares underlying its debenture was subject to adjustment as a result of its Security Purchase Agreement with the Company. Based upon the foregoing, the Company determined that it would permit Bristol to convert at the adjusted conversion rate, which will, through April 4, 2003, result in the issuance of approximately 0.8 million additional shares of common stock, subject to anti-dilution provisions. As a part of the Registration Rights Agreement, the Company will file a post-effective amendment to the S-2 reflecting the adjusted conversion rate. The Company heretofore had included additional shares in the effective registration statement to cover such a contingency. On February 28, 2003, the Company agreed to issue additional shares to Bristol pursuant to their February 18, 2003 conversion of $150,000 principal amount of the 12% Convertible Debentures. The Company will be required to issue an additional 0.212 million shares pursuant to Bristol’s March 10, 2003 conversion of $63,464 principal amount and an additional 0.327 million shares pursuant to Bristol’s March 26, 2003 conversion of $55,000 principal amount and an additional 0.186 million shares pursuant to Bristol’s April 2, 2003 conversion of $100,000 principal amount. These amounts will offset shares issued pursuant to Bristol’s conversion of $96,566 principal amount on March 31, 2003, in which the amended conversion price would have resulted in approximately 1.5 million fewer shares being issued. The additional shares will be issued based on the difference between the number of shares previously issued pursuant to the conversion notice (based on a conversion price of 70% of the 3 lowest trades for the 20 days preceding conversion) and the number of shares that would have been issued based on a conversion price of the lesser of (1) $0.05 per share or (2) 60% of the average of the 3 lowest closing bid prices for the 22 trading days preceding conversion and subject to anti-dilution provisions, through the filing of the post-effective amendment. This table uses the 60% value in estimating shares issuable at April 4, 2003.
(8)	On March 31, 2003, when the market price of Calypte Common Stock was $0.0295, the Company amended the conversion price to eliminate a conversion price floor of $0.05 per share in return for a 30-day extension, until May 5, 2003, in which to register the shares of common stock underlying the various Mercator financings.

The Company has entered into a series of agreements for consulting services with certain investors as set forth below:

•	Mr. Jason Arasheben, a subscriber to a $100,000 8% Convertible Debenture in July of 2002 which was also fully converted in July is currently providing consulting services to the Company related to establishing distribution relationship synergies, specifically, high volume small business relationships outside the U.S. life insurance industry pursuant to a consulting agreement effective November 20, 2002.

•	Mr. Kurt Benjamin, a General Partner of the Mercator Group, entered into a consulting agreement effective November 1, 2002 to provide general corporate services including arranging distribution relationships with various public health companies; arranging distribution and operating relationships with the State of California; and arranging synergistic relationships with the public service groups including the Children’s United Nation, Magic Johnson Foundation, and Elizabeth Taylor. Mr. Benjamin and the Mercator Group disclaim any ownership interest or control of the Mercator Momentum Fund LP, an investor in the Company.

•	Mr. Anshuman Dube, the Managing Partner of the Mercator Group, entered into a consulting agreement effective November 1, 2002 to provide general corporate services including arranging distribution relationships in India, Indonesia, South Korea and other Asian Countries as needed; assisting the Company in restructuring its capital structure; assisting the Company in its general business strategy; and assisting the Company in its efforts to complete trials with the World Health Organization. Mr. Dube and the Mercator Group disclaim any ownership interest or control of the Mercator Momentum Fund LP, an investor in the Company.

•	Mr. Howard Schraub, a consultant to the Company pursuant to a consulting agreement effective November 20, 2002, provides assistance to the Company with research venues for foreign sales for the Company’s products, foreign marketing of the Company’s products and locating foreign strategic partners. Mr. Schraub is an investor in Camden Limited however, Mr. Schraub does not exercise any control or decision making authority with respect to the investment strategy or decisions of the fund.

STOCK PERFORMANCE CHART

The graph below compares the cumulative total stockholder return on the Common Stock assuming an initial investment on December 31, 1997. The Corporation’s return is shown with the cumulative total return of the NASDAQ Stock Market—U.S. Index and the JP Morgan H&Q Biotechnology Index. The graph assumes a $100 investment made at the beginning of the respective period and reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CALYPTE BIOMEDICAL CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE JP MORGAN H & Q BIOTECHNOLOGY INDEX

AND THE NASDAQ BIOTECHNOLOGY INDEX

*$100 INVESTED ON 12/31/97 IN STOCK OR INDEX—

INCLUDING REINVESTMENT OF DIVIDENDS.

FISCAL YEAR ENDING DECEMBER 31.

Security Ownership of Certain Beneficial Owners and Management

Reported on the Current Basis, Prior to Giving Effect to

Approval of the Reverse Stock Split Requested in Proposal 2

Except as set forth in the footnotes to this table, the following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of the record date on April 4, 2003 for (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each of the Company’s directors, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers(1)	Shares Beneficially Owned	% of Total(2)
Mercator Momentum Fund, LP (3)(4) Mercator Focus Fund, LP (3)(4) Mercator Momentum Fund III, LP (3) (4) 555 S. Flower Street, Suite 4500 Los Angeles, CA 90071	26,675,000	9.99
Stonestreet Limited Partnership (5)(6) 260 Towne Centre Blvd., Suite 201 Markham, Ontario, Canada L3R 8H8	26,675,000	9.99
Camden International Ltd.(7(8) Charlotte House, Charlotte Street P.O. Box N 9204 Nassau, Bahamas	26,675,000	9.99
Alpha Capital Aktiengesellschaft(9)(10) Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	26,675,000	9.99
Excalibur Limited Partnership(11)(12) c/o Excalibur Capital Management, Inc. 33 Prince Arthur Avenue Main Floor Toronto, Ontario, Canada M5R 1B2	26,675,000	9.99
Bristol Investment Fund, Ltd. (13)(14) Caledonian House Jennett Street Georgetown, Grand Cayman, Cayman Islands	24,917,140	8.63
BNC Bach International, Ltd.(15)(16) C/o Ultra Finance Ltd. Grossmuensterplatz 6, P.O. Box 4401 Zurich, CH-8022, Switzerland	23,687,574	8.15
SDS Capital International, Ltd. (17)(18) C/o HWR Services Ltd Craigmuir Chambers Road Town, Tortola, British Virgin Islands	22,724,638	7.84
Anthony J. Cataldo(19)	7,966,666	2.91
Nancy E. Katz(20)	6,572,099	2.41
Richard D. Brounstein (21)	3,250,000	1.20
Zafar Randawa, Ph.D.(22)	1,391,147	*
John DiPietro (23)	254,348	*
Mark Novitch, M.D.(24)	252,397	*
Paul Freiman (25)	147,000	*
Julius Krevans, M.D.(26)	104,000	*
Dian J. Harrison (27)	200,000	*
All current directors and executive officers as a group (8 persons)	20,167,857	7.55

*	Represents beneficial ownership of less than 1%.
(1)	To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502.
(2)	Based on 266,967,451 shares outstanding as of April 4, 2003.
(3)	David Firestone has voting and investment control over shares held by Mercator Momentum Fund L.P.; Mercator Focus Fund L.P.; and Mercator Momentum Fund III, L.P.
(4)	Includes 132,106,138 shares subject to warrants exercisable or debentures convertible within 60 days, including $1,450,000 of currently unfunded debentures by Mercator Momentum Fund, L.P.; 55,570,652 shares subject to warrants exercisable or debentures convertible within 60 days by Mercator Focus Fund L.P.; and 6,729,840 shares subject to warrants exercisable or debentures convertible within 60 days by Mercator Momentum Fund III, L.P. Aggregate ownership by all Mercator entities is limited to 9.99% without prior approval by the Company.
(5)	Elizabeth Leonard has voting and investment control over shares held by Stonestreet Limited Partnership.
(6)	Includes 57,922,705 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(7)	Anthony Inderieden has voting and investment control over shares held by Camden International Ltd.
(8)	Includes 30,531,401 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(9)	Ronald Ackerman has voting and investment control over shares held by Alpha Capital Aktiengesellschaft.
(10)	Includes 39,440,994 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(11)	Will Hechter has voting and investment control over shares held by Excalibur Limited Partnership.
(12)	Includes 28,019,324 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(13)	Paul Kessler and Diana Derycz-Kessler have voting and investment control over shares held by Bristol Investment Fund Ltd.
(14)	Includes 19,140,165 shares subject to $325,000 of currently unfunded debentures convertible within 60 days, plus 1,700,000 shares subject to a Class A warrant exercisable within 60 days. Excludes 12,000,000 shares subject to a Class B warrant that does not have a currently determinable exercise date. Ownership is limited to 9.99% under the terms of the warrants.
(15)	Mr. H. U. Bachofen has voting and investment control over shares held by BNC Bach International, Ltd.
(16)	Includes 23,687,574 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(17)	Steve Derby has voting and investment control over shares held by SDS Capital International, Ltd.
(18)	Includes 22,724,638 shares subject to notes convertible within 60 days. Ownership is limited to 9.99% under the terms of the notes.
(19)	Includes 7,966,666 shares subject to options exercisable within 60 days. The grant of the 7,066,666 options is subject to stockholder approval of Proposal 3 herein.
(20)	Includes 6,277,202 shares subject to options exercisable within 60 days. The grant of 6,277,202 options is subject to stockholder approval of Proposal 3 herein.
(21)	Includes 3,250,000 shares subject to options exercisable within 60 days. The grant of 3,250,000 options is subject to stockholder approval of Proposal 3 herein.
(22)	Includes 98,000 shares subject to options exercisable within 60 days. Dr. Randawa is a director of the Company and an affiliate of Otsuka Pharmaceutical Co., Ltd. All shares listed are held by Otsuka. Dr. Randawa disclaims beneficial ownership of the shares except to the extent of his affiliation with Otsuka.
(23)	Includes 247,000 shares subject to options exercisable within 60 days.
(24)	Includes 105,000 shares subject to options exercisable within 60 days.

(25)	Includes 147,000 shares subject to options exercisable within 60 days.
(26)	Includes 90,000 shares subject to options exercisable within 60 days.
(27)	Includes 200,000 shares subject to options exercisable within 60 days.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent stockholders are also required by the Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

The Company believes that during fiscal year 2002, all the Reporting Persons complied with all applicable filing requirements.

PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK IN THE RATIO OF 1:30

(Proposal 2)

By unanimous written consent of all Directors on March 28, 2003, the Board adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse split of the Company’s Common Stock at a ratio of 1:30.

Description of Proposal

Approval of this proposal would permit the Board of Directors to amend the Company’s Certificate of Incorporation and implement a reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding shares of Common Stock (“Common Stock”) in the ratio of 1:30, which would reduce the number of outstanding shares of Common Stock (as well as affecting the amount and exercise price of shares underlying common stock, warrants and certain options) on a pro-rata basis, would affect all stockholders proportionately and would, therefore, increase the amount of Common Stock available for future issuance. The shares of common stock outstanding after a Reverse Stock Split would have the same rights and privileges as the shares of Common Stock currently held.

As of the April 4, 2003 record date, the Company had approximately 267,000,000 shares of Common Stock outstanding and no authorized shares of Preferred Stock outstanding. The proposed Reverse Stock Split would reduce the presently issued and outstanding shares of Common Stock from approximately 267,000,000 to to approximately 8,900,000. The Company believes that the decrease in the number of shares of Common Stock outstanding as a consequence of a proposed Reverse Stock Split may increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the increase in the per share price of the Common Stock as a consequence of a proposed Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely off-set by the reduced number of share outstanding after a proposed Reverse Stock Split in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed Reverse Stock Split will be maintained for any period of time. In addition, there can be no assurance that a public market for the Company’s securities will continue.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Calypte common stock (the aggregate value of all Calypte common stock at the then market price) after the proposed Reverse Stock Split will be equal to or greater than the total market capitalization before the proposed Reverse Stock Split or that the per share market price of Calypte common stock following the Reverse Stock Split will either equal or exceed the current per share market price.

There can be no assurance that the market price per new share of Calypte common stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of old shares of Calypte common stock outstanding before the Reverse Stock Split. For example, based on the market price of Calypte common stock on the record date of April 4, 2003 of $0.0275 per share, following a Reverse Stock Split in the ratio of one-for-thirty, there can be no assurance that the post-split market price of Calypte common stock would be $0.825 per share or greater.

Accordingly, the total market capitalization of Calypte common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of Calypte common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

If the Reverse Stock Split is implemented, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of Calypte common stock may not improve.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. Additionally, the Reverse Stock Split is not proposed in an effort to maintain a share price required by, or to obtain a listing on, an alternative trading exchange. The Company believes that its stock will continue to trade on the Over the Counter Bulletin Board following the implementation of the Reverse Stock Split. As a result, the trading liquidity of Calypte common stock may not necessarily improve.

A decline in the market price of Calypte common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of a Reverse Stock Split, and the liquidity of Calypte common stock could be adversely affected following such a Reverse Stock Split.

If the Reverse Stock Split is effected and the market price of Calypte common stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split. The market price of Calypte common stock will, however, also be based on Calypte’s performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the reduced number of shares that would be outstanding after the Reverse Stock Split could adversely affect the liquidity of Calypte common stock.

The Price of Our Shares May Be Adversely Affected By the Public Sale of a Significant Number of the Shares Eligible for Future Sale as a Result of a Reverse Stock Split.

At April 4, 2003, approximately 223 million or 84% of the outstanding shares of our common stock were freely tradable. Sales of common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

From inception through April 4, 2003, the Company has issued approximately 267 million shares and raised approximately $99 million. At a Special Meeting of Stockholders on February 14, 2003, our stockholders approved an increase in the number of authorized shares of the Company’s common stock from 200 million to 800 million. The continuing need to raise additional funds through the sale of equity in the Company will likely result in the issuance of a significant number of shares of common stock in relation to the number of shares currently outstanding. In Proposal 2, we are asking our stockholders to approve a 1:30 reverse split of our common stock, which, if approved, will result in our having over 750 million authorized shares potentially available for future sale without any additional stockholder approval. In the past, we have raised money through the sale of shares of our common stock or thrugh debt instruments that may convert into shares of our common stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that we register such shares for resale by the investors to the public. These arrangements have taken various forms including private investments in public equities or “PIPE” transactions, equity lines of credit, and other transactions summarized in the table included in the “Recent Financings” section of this document.

We will continue to seek financing on an as-needed basis on terms that are negotiated in arms-length transactions. Moreover, dilution may cause our existing stockholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. In this regard, significant downward pressure on the trading price of our stock may also cause investors to engage in short sales, which would further contribute to significant downward pressure on the trading price of our stock.

Material Effects of the Proposed Reverse Stock Split

If approved and effected, the Reverse Stock Split will be realized simultaneously for all of Calypte common stock and the ratio will be the same for all of Calypte common stock. The Reverse Stock Split will affect all of Calypte’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Calypte, except to the extent that the Reverse Stock Split would otherwise result in any of Calypte’s stockholders owning a fractional share or option. As described below, stockholders otherwise entitled to fractional shares as a result of the Reverse Stock Split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-Reverse Stock Split stockholders to the extent that there are current stockholders who would otherwise receive less than one share of Calypte common stock after the Reverse Stock Split. In addition, the Reverse Stock Split will not affect any stockholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of Calypte common stock will not be reduced, the Reverse Stock Split will increase the Board of Directors’ ability to issue authorized and currently unissued shares without further stockholder action.

The principal effect of the Reverse Stock Split will be that:

•	the number of shares of Calypte common stock issued and outstanding will be reduced from approximately 267 million shares as of the April 4, 2003 record date, to approximately 9 million shares;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Calypte common stock will be reduced proportionately based upon the Reverse Stock Split ratio;

•	based on the Reverse Stock Split ratio, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Calypte common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise as immediately preceding the Reverse Stock Split; and

•	the number of shares reserved for issuance under the 2000 Equity Incentive Plan, the 1995 Director Option Plan, and the 1995 Employee Stock Purchase Plan, will be reduced proportionately based on the Reverse Stock Split ratio.

In addition, the Reverse Stock Split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

You will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing such sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale, however, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the Reverse Stock Split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the Reverse Stock Split, you will have no further interest in Calypte with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

NOTE: If you do not hold sufficient Calypte shares to receive at least one share in the Reverse Stock Split and you want to continue to hold Calypte common stock after the Reverse Stock Split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)  purchase a sufficient number of shares of Calypte common stock so that you hold at least an amount of shares of Calypte common stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of Calypte common stock on a post-Reverse Stock Split basis; or

(2)  if applicable, consolidate your accounts so that you hold at least an amount of shares of Calypte common stock in one account prior to the Reverse Stock Split that would entitle you to receive at least one share of Calypte common stock on a post-Reverse Stock Split basis. Shares held in registered form (that is, shares held by you in your own name in Calypte’s stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where Calypte is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Calypte Employees, Consultants and Directors

The number of shares reserved for issuance under Calypte’s existing stock option plans and the employee stock purchase plan (the 2000 Equity Incentive Plan, the 1995 Director Option Plan, and the 1995 Employee Stock Purchase Plan), for which we are currently seeking approval for increases in authorized shares available (in accordance with proposals 3, 4 and 5), will be reduced proportionately based on the Reverse Stock Split ratio. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the Reverse Stock Split ratio.

Effect on Registered and Beneficial Stockholders

Upon a Reverse Stock Split, we intend to treat stockholders holding Calypte common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Calypte common stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Calypte’s Debenture and Warrant Holders

If you are a holder of Calypte’s Debentures and or Warrants, the number of Calypte common shares into which each convertible security is converted will be adjusted proportionately based on the Reverse Stock Split ratio.

Effect on Registered “Book-entry” Stockholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of Calypte common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable federal income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the Reverse Stock Split and the date you receive your payment.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, Mellon Investor Services, as soon as practicable after the effective date of the Reverse Stock Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-Reverse Stock Split shares to the transfer agent. Upon receipt of your stock certificate you will be issued the appropriate number of post-split shares.

No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Effect on Fractional Stockholders”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Prior Increases in Authorized Shares—Background of Proposal

In September 2001, the Company requested and received stockholder approval for an increase in authorized shares of Common Stock from 50,000,000 to 200,000,000 shares. In February 2003, the Company requested and received stockholder approval for a further increase in authorized shares of Common Stock from 200,000,000 to 800,000,000. The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 805,000,000 shares, of which 800,000,000 are authorized for issuance as Common Stock and 5,000,000 are authorized for issuance as Preferred Stock.

The Reverse Stock Split would affect all issued and outstanding shares of Calypte common stock and outstanding rights to acquire Calypte common stock. Upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Calypte common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Calypte common stock issued and outstanding based on the Reverse Stock Split ratio. As of March 31, 2003, we had 800 million shares of authorized common stock and approximately 236 million shares of common stock issued and outstanding. We will continue to have 5 million authorized shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. Specifically, we believe that the Company will require approximately $10 million dollars in financing over the next 12 months to sustain our operations. In the past, we have maintained our operations through the issuance of equity and convertible securities. Although we currently do not have any definitive plans for the issuance of a substantial number of shares, we continue to seek additional financing. If we are successful in arranging additional equity-related financing and issue additional shares of our common stock, the ownership interest of holders of Calyptc common stock will continue to be diluted (see Certain Risks Associated with the Reverse Split). Additionally, we have issued certain convertible securities (see Recent Financing), in the event the price of our common stock continues to decline, we will be required to issue additional shares of our common stock upon conversion of certain convertible securities (see Background and Usage of Shares for a listing of increases in shares outstanding during 2002 through the April 4 record date as well as shares that are potentially issuable from Recent Financings). Without the increased number of shares available from the Reverse Stock Split we may not have sufficient shares available for issuance, depending upon the market price of our common stock at the time of conversion of certain of our outstanding convertible securities.

After the Reverse Stock Split, the Company will have a substantial number of shares of common stock available for future issuance. Following the Reverse Stock Split, of the 800 million authorized shares of common stock, less than 50 million will be issued or reserved. The Board considers it advisable to have authorized but unissued shares of Common Stock available to (i) allow the Company to act promptly with respect to possible future acquisitions or financing, including as an alternative to an unsolicited business combination opposed by the Board; (ii) to allow issuances under the Company’s employee benefit plans; and (iii) for other corporate purposes approved by the Board. Having additional authorized shares of Common Stock available for issuance will allow the Board, without any additional stockholder approval, to issue a substantial amount of shares, which far exceeds the current issued and reserved shares. The additional shares available following the Reverse Stock Split would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense or delay of a stockholders’ meeting. The Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose, outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals, and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from this amendment.

Background and Usage of Shares

At December 31, 2001, the Company had issued 37.8 million shares of its Common Stock. As of the April 4, 2003 record date, the Company had 267 million shares outstanding, more than seven times the number than were outstanding at December 31, 2001, and an increase of approximately 229 million shares. The table below identifies the primary components of the increase in shares outstanding during 2002 and through the record date in 2003.

Share Issuance		Number of Shares Issued
Townsbury Equity Line(1)		27 million
Warrants, options and stock bonuses granted under non-stockholder approved plans(2):
May 2002	19 million
November 2002	31 million
February 2003	24 million
March 2003	34 million
April 2003	20 million	128 million

Recent Financing transactions, including shares issued pursuant to conversion of convertible notes and debentures and shares issued in PIPE transaction(3)		56 million
General business activities(4)		18 million

Total share issuance January 1, 2002 through April 4, 2003		229 million
Prior share issuance at January 1, 2002		38 million

Total shares issued as of April 4, 2003		267 million

(1)	In 2001, we entered into an equity line of credit with Townsbury pursuant to which we registered 30.0 million shares of common stock. We have issued approximately 26 million shares Townsbury under the equity line, approximately 23 million since December 31, 2001 at an average price of $0.125 per share. We issued approximately 4 million shares to Townsbury in May 2002 based on its exercise of warrants for the purchase of our common stock at a price of $0.015 per share. It is our belief that Townsbury has sold the shares of our common stock upon receiving the shares from drawdowns on our equity line and from their exercise of the 4 million-share warrant. Although as of March 31, 2003, there are essentially no registered shares remaining under the equity line, there is approximately $6.6 million remaining under the commitment and we could decide to file a new registration statement for additional shares and continue selling shares of our common stock under the equity line.

(2)	Of a total of 140 million warrants, options and stock bonus shares granted to consultants under non-stockholder approved plans from December 31, 2001 through April 4, 2003, an aggregate of 128 million shares have been issued, including 20 million restructed shares as of the record date. The Company has issued the warrants related to all of these contracts with a below-market exercise price due to the Company’s lack of working capital and inability to pay cash compensation.

(a)	In May 2002, the Company entered into a series of consulting agreements with individuals who agreed to perform business, financial and management consulting services related in part to the restart of the Company’s business operations and with other individuals who have provided introductions and arrangements with respect to potential domestic and international product distribution agreements, assistance with international product trials and regulatory qualifications. Calypte issued 19.0 million shares at an average price of $0.015 per share pursuant to the exercise of warrants and options granted to consultants assisting with the May 2002 restart of the Company’s operations and received approximately $0.3 million in proceeds.

(b)	In November 2002, the Company expanded the role of certain consultants and engaged others to provide, in addition to the earlier services, business introductions and arrangements with respect to potential domestic and international product distribution agreements, assistance with international product trials and regulatory qualifications, and introductions for the development of synergistic relationships with appropriate public service organizations and for product marketing, such as for public service announcements. In November and December 2002 Calypte issued an aggregate of 30.6 million shares pursuant to the exercise of warrants (28.5 million at an average price of $0.05) plus 2.1 million stock grants to consultants in conjunction with the expansion and continuation of consulting services that began in May 2002. At March 31, 2003, the consultants have exercised all of the options and warrants and the Company has received approximately $1.4 million in proceeds.

(c)	In January and February 2003, the Company entered into new contracts and extended certain other contracts with existing consultants to perform various legal, business advisory, marketing and distribution functions similar to those entered into in 2002. In February 2003, the Company issued warrants to purchase an aggregate of 22,000,000 shares of its common stock at $0.05 per share and stock grants of an aggregate of 7,650,000 shares of its common stock as compensation for these services. At April 4, 2003, the consultants had exercised warrants to purchase 16,000,000 shares of the Company’s common stock and the Company had received proceeds of approximately $0.8 million. Through April 4, 2003, Calypte has issued approximately 23.7 million shares pursuant to these contracts.

(d)	In March 2003, the Company entered into additional contracts and extended certain other contracts with existing consultants who agreed to offer a portion of their services for compensation in stock. The Company issued warrants to purchase an aggregate of 38,240,000 shares of its common stock at $0.025 per share and stock grants for an aggregate of 6,572,000 shares of its common stock as compensation for these services. At April 4, 2003, the consultants had exercised warrants to purchase 29.2 million shares of the Company’s common stock and the Company had received proceeds of approximately $0.7 million. Through April 4, 2003, Calypte has issued approximately 33.9 million shares pursuant to these contracts.

(e)	In April 2003, the Company entered into two additional contracts with consultants who agreed to offer their services for compensation in stock. The Company issued stock grants for an aggregate of 20,000,000 unregistered shares of its common stock as compensation for these services. The Company will register these shares on a Form S-8 Registration Statement as it has for other warrant and share grants shares issued to consultants.

(f)	More specifically, the table below summarizes the services of our more significant consultants, including some with whom we entered into multiple consulting agreements or extensions in 2002 and 2003. All of the consultants have directly reported to, received direction from, and provided advice to our Executive Chairman.

Consultant	Services Provided
Peter Benz	General and synergistic business advisory services; business introductions related to the Company’s risk management requirements and payroll services
Anshuman Dube

Business introductions and arrangements for establishing potential distribution relationships in India, Indonesia, South Korea and other Asian countries; assistance with completion of the Company’s clinical trials by the World Health Organization; general business and capital structure advisory services

Michael Rudolph	Assistance with arranging settlements with the Company’s creditors, budgeting and strategic financial planning
George Furla	Research regarding venues for product advertising; assistance in developing the Company’s marketing strategy; researching potential strategic partners
V. T. Franzke	General business advisory services, including potential synergistic marketing relationship introductions, such as for public service announcements
Howard Schraub	Researching international sales venues and marketing strategies for the Company’s products; assistance in locating foreign strategic partners
Blake Ransom	Initiating marketing relationship and product spokesperson business introductions
Piter Korompis	Arranging distribution relationships for the Company’s products in Indonesia
Jeff Georgino	Advisory services related to business plan and acquisition strategy development and recruitment of Board members

(3)

Calypte has issued approximately 56 million shares pursuant to various Recent Financing transactions upon the conversion of convertible notes and debentures or pursuant to PIPE transactions. Of these transactions, approximately 3 million shares were issued as liquidated damages through April 1, 2003 pursuant to the PIPE transaction; approximately 26 million shares were issued between $0.014 and $0.0175 per share, including the conversion of approximately $60,000 of the Bristol debenture at $0.014 per share and an additional $197,000 at $0.0175 per share; approximately 18 million shares were issued between $0.031 and $0.034 per share, primarily upon the partial conversions of the 8% convertible notes and debentures and approximately $0.3 million of the Bristol debentures, including accrued interest and liquidated damages resulting from registration delays; 8 million shares were issued in a PIPE transaction at $0.05 per share; and the remaining shares were issued between $0.100 and $0.230 per share. The 55 million shares issued at less than $0.10 per share were the result of the Company’s need for capital both before and subsequent to its restart and were issued pursuant to transactions that, in the Company’s belief, represented the best possible financing terms available in view of the Company’s financial condition at the time of the arrangement. Calypte has entered into a financing agreement with Bristol Investment Fund, Ltd. which imposes a 9.9% limitation on Bristol’s ownership of shares in Calypte’s common stock. The investors providing the Other Recent Financings are not affiliated with each other and, pursuant to their individual agreements, are subject to a 9.9% ownership limitation.

(4)	The Company issued an additional 18.4 million shares pursuant to general business activities, including approximately 1.4 million restricted shares issued to trade creditors in satisfaction of approximately $1.7 million of indebtedness, including past due royalty payments of approximately $1.0 million. The shares were issued in reliance of the exemption provided by Regulation D. The Company also issued approximately 16.8 million shares pursuant to the exercise of stock options, stock bonus grants, and employee stock purchases under its stockholder approved plans.

While the Company has essentially no availability remaining on its equity line without registering additional shares, the Company has issued approximately 26 million shares of its Common Stock pursuant to the equity line between November 2001 and December 2002 at an average price of $0.131 per share and an additional 4 million shares of its Common Stock upon conversion of related warrants. In addition, as of April 4, 2003, the Company had (i) approximately 6.7 million shares of Common Stock reserved for issuance under its stock option and purchase plans. The exercise price of currently outstanding options granted to non-officer employees or consultants ranges from $0.10 to $7.00 per share, with the majority between $0.10 and $0.19 per share; (ii) approximately 1.0 million shares of Common Stock issuable upon exercise of various outstanding warrants issued prior to the restart and having exercise prices ranging from $0.115 to $12.00 per share; (iii) approximately 5 million shares reserved for issuance pursuant to potential agreements to settle outstanding trade debt with vendors, consultants or other service providers willing to accept stock in settlement; ; and (iv) approximately 272 million shares reserved for issuance related to the Recent Financings, including approximately 38 million shares reserved pursuant to potential issuance under the Bristol debentures and warrants, and having conversion prices ranging from approximately $0.015 to $0.018 per share, based on recent market prices (as defined in the various agreements). The aggregate of the enumerated reserves totals approximately 285 million shares and, combined with shares outstanding as of the record date, accounts for approximately 552 million or 69% of the currently authorized shares of Common Stock. As of the record date, the Company had approximately 248 million shares authorized but unissued and unreserved.

The table below summarizes material amounts of shares potentially issuable as of April 4, 2003 pursuant to Calypte’s Recent Financings.

Financing	Potentially Issuable
Unconverted and unissued portion of portion of Bristol 12% convertible notes aggregating approximately $325,000	20 million shares
Bristol Class A and Class B warrants	14 million shares
BNC Bach 10% Convertible Note ($124,000 remaining outstanding)	7 million shares
Mercator 12% and 10% Convertible Debentures ($2,000,000 remaining outstanding) plus warrants	218 million shares
8% Convertible Notes ($2,885,000 unconverted) to various parties including certain beneficial owners:
Alpha Capital Aktiengesellschaft ($500,000 unconverted)
Camden International ($380,000 unconverted)
Excalibur Limited Partnership ($350,000 unconverted)
Stonestreet Limited Partnership ($750,000 unconverted)
SDS Capital International, Ltd. ($300,000 unconverted)
All other ($605,000 unconverted)	179 million shares

Total potentially issuable	438 million shares
Additional share reservation requirements(1)	260 million shares

Potentially issuable or to be reserved for existing financing arrangements	698 million shares

(1)	Most of these financings require Calypte to reserve a multiple of the potentially issuable shares to allow for changes in the market price of our common stock during the period prior to conversion and for liquidated damages resulting from delays in registration of shares underlying Other Recent Financings, which totals 36 million shares at April 4, 2003. Based on current market prices, the additional share reservation requirements attributable to our Recent Financings require that we reserve approximately 698 million shares pending conversion of the related debentures or notes.

We have used essentially all of the shares authorized for issuance pursuant to our employee benefit plans.

Between the December 16, 2002 record date for the Special Meeting at which our stockholders approved an increase in our authorized shares to 800 million and the April 4, 2003 record date for this meeting, the market value of our common stock decreased by approximately 60%, from $0.073 to $0.0275. Accordingly, we have had to issue or grant greater numbers of shares to obtain financing or compensate consultants who have agreed to accept payment in stock. Correspondingly, the decline in the market value of our stock has also increased the number of shares potentially issuable pursuant to our Recent Financings. The combination of outstanding and potentially issuable shares has increased approximately 4 times, to 965 million shares, between December 16, 2003 and April 4, 2003. The decrease in the market value of our common stock has also impacted the number of shares required for our employee and director plans.

We are proposing increases in authorized shares for the benefit plans of approximately 4 times the number of additional shares contemplated at the December 2002 record date. The Board of Directors believes that it is necessary to have a significant number of shares available to attract and retain the Company’s current and potential employees and directors. Subject to stockholder approval of Proposals 3, 4 and 5, herein, we plan to authorize an aggregate of 369 million shares for future issuance pursuant to our 2000 Equity Incentive Plan, our 1995 Director Option Plan and our Employee Stock Purchase Plan.

To summarize the above, Calypte projects the following uses for shares of its authorized common stock:

Share Usage	Current Basis	Subject to Approval of the Reverse Stock Split
Shares currently outstanding	267 million	9 million
Shares potentially issuable under existing financing arrangements, including share reserve requirements	698 million	23 million

Total Shares outstanding or potentially issuable	965 million	32 million
Shares to be reserved for employee and director option plans and employee purchase plan	369 million	12 million

Total Share Usage	1,334 million	44 million

Additionally, we do not believe that our currently available financing will be adequate to sustain our operations at current levels and permit us to achieve our current business expansion milestones through 2003 unless new financing is arranged. Although, for the period May 10, 2002 through April 4, 2003 we have completed new financings in which we have received an aggregate of approximately $8.7 million, exceeding the initial $5 million new funding commitment to be provided in the twelve months following the restart of our operations in May 2002, we believe we will need to arrange additional financing of at least $10 million to sustain our operations for the next twelve months. We do not currently have any definitive agreements in place with respect to this potential financing. We will continue to seek financing on as as-needed basis on terms that are negotiated in arms-length transactions. We anticipate, however, that the continuing need to raise additional funds through the sale of equity in the Company will likely result in the issuance of a significant number of shares of common stock in relation to the number of shares currently outstanding, which will have a dilutive effect on the interest of current stockholders.

In the past, Calypte has raised money through the sale of shares of its common stock at a discount to the current market price. Such arrangements have included the private sale of shares to investors on the condition that the Company register such shares for resale by the investors to the public. These arrangements have taken various forms including private placements commonly known as PIPE transactions, equity lines of credit and convertible debentures. At the present time, the Company intends to use the proceeds from future offerings or financings for general working capital purposes. Although the Company does not intend to use proceeds raised from any future offerings or financings for the payment of long-term notes or debentures, there can be no assurances regarding future allocations of funds received from offerings or financings, should the Company be successful in raising additional funds. At December 31, 2002, we were in arrears of approximately $2.6 million to trade creditors, including approximately $0.2 million in royalty obligations. While it is Calypte’s intent to make payments on obligations to trade creditors and licensors from revenues generated from its business operations, it may not be able to generate sufficient revenues for this purpose. We may issue restricted shares of our common stock to satisfy our obligations or be compelled to use funds raised from future offerings and financings, if any, to satisfy obligations due to trade creditors and licensors.

The Company expects that its future financing arrangements could include: (i) PIPE Transactions; (ii) equity lines; (iii) convertible debentures; and (iv) bank or institutional financings if qualified in the future. Due to our financial condition, Calypte continues to look for ways to minimize the use of cash while obtaining required services. Accordingly, we may continue to issue options, warrants, or stock grants in consideration for additional consulting services, and we may issue these options and warrants in return for services at below market discounts in excess of 50%. We would subsequently register the option or warrant shares on a Form S-8, or, subject to the approval of Proposal 3 herein, we could issue them from our 2000 Equity Incentive Plan.

Accounting Treatment

The implementation of the Reverse Stock Split will affect the par value of Calypte common stock, increasing it from $0.001 to $0.030 per share. As of the effective date of the Reverse Stock Split, the per-share net loss and net book value of Calypte common stock will be restated for all periods presented because there will be fewer shares of Calypte’s common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Calypte with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Calypte’s shares of common stock or obtain control of Calypte, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Restated Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Calypte.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

No Appraisal Rights

Under the General Corporation Law of the state of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i. e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of Calypte common stock by a United States holder of Calypte common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Although the Company’s Board of Directors will issue Common Stock only when required or when the Board considers such issuance to be in the best interests of the Company, the issuance of additional Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of stockholders. Furthermore, since Delaware law requires the vote of in excess of a majority of shares of each class of stock in order to approve certain mergers and reorganizations, the additional authorized but unissued shares of Common Stock available as a result of the Reverse Stock Split could permit the Board to issue shares to persons supportive of management’s position. Such persons might then be in a position to vote to prevent a proposed business combination which is deemed unacceptable to the Board, although perceived to be desirable by some stockholders, including, potentially, a majority of stockholders. This could provide management with a means to block any majority vote which might be necessary to effect a business combination in accordance with applicable law. Additionally, the presence of such additional authorized but unissued shares of Common Stock could discourage unsolicited business combination transactions which might otherwise be desirable to stockholders. The proposal to implement the 1:30 Reverse Stock Split is not being submitted to shareholders as a result of or in response to any accumulation of stock or threatened takeover of the Company. Additionally, the Company does not at this time have any plans to implement any further anti-takeover measures beyond the Company’s current stockholder’s rights plan in effect.

Approval Required

Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

If the stockholders do not approve this proposal to implement a reverse stock split of the outstanding shares of Common Stock in the ratio of 1:30, the Company may not be able to arrange the financing necessary to sustain its existing operations through the end of 2003; it may not have sufficient shares available for issuance upon exercise and/or conversion of certain derivative securities, and it may not be able to effect the amendments to the employee and director equity incentive plans set forth in Proposals 3, 4, and 5.

The Board unanimously recommends a vote FOR the proposed amendment to the Amended and Restated Certificate of Incorporation to authorize the Board of Directors to implement a reverse split of the outstanding shares of Common Stock in the ratio of 1:30. Proxies solicited by the board will be so voted unless stockholders specify a different choice in their proxies.

PROPOSED AMENDMENT TO THE 2000 EQUITY INCENTIVE PLAN TO INCREASE TO 10,000,000 SHARES, SUBJECT TO THE APPROVAL OF PROPOSAL 2 (FROM 17,000,000 TO 300,000,000 SHARES ON THE CURRENT BASIS) THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER, TO INCREASE THE ANNUAL GRANT LIMIT TO 2,500,000 SHARES FOR A PLAN PARTICIPANT (75,000,000 SHARES ON THE CURRENT BASIS), AND TO ELIMINATE THE EXERCISE PRICE LIMITATION OF 85% OF THE MARKET PRICE ON THE DATE OF GRANT

(PROPOSAL 3)

By unanimous written consent of all Directors on March 28, 2003, the Board adopted, subject to stockholder approval, an amendment to the Company’s 2000 Equity Incentive Plan.

Stockholders are being asked to approve the amendment of the 2000 Equity Incentive Plan (the “Incentive Plan”), to increase the number of shares of Common Stock reserved for issuance thereunder from 17,000,000 shares to 300,000,000 shares on the current basis (to 10,000,000 shares, subject to the approval of Proposal 2). In 2000, the stockholders approved the adoption of the Incentive Stock Plan, which reserved for issuance 4,000,000 shares of the Common Stock. Subsequently, in September 2001, stockholders approved an increase of 13,000,000 shares reserved for issuance under the Plan for a total number of shares reserved under the Plan of 17,000,000. Under the Incentive Stock Plan, employees or consultants may be granted options that allow for the purchase of shares of Common Stock. We have issued an aggregate of approximately 5.6 million options and 11.2 million stock bonus grants under the Plan since inception and approximately 5.4 million options have been exercised since inception. There are currently approximately 0.2 million options remaining available for grant under the Plan.

In conjunction with the acceptance of the financing proposal pursuant to which the Company restarted its operations in May 2002 and appointed Mr. Anthony Cataldo as Executive Chairman, the Company’s Board of Directors agreed to issue to Mr. Cataldo an aggregate of 7,966,666 stock pursuant to his employment agreement, which was negotiated between Mr. Cataldo and the independent members of the Board of Directors. On May 10, 2002, when the market price of our common stock was $0.03 per share, Mr. Cataldo was granted fully-vested options to purchase 1,966,666 shares of the Company’s common stock at $0.015 per share and options to purchase 6,000,000 shares of the Company’s common stock at $0.03 per share, with the option to purchase 3,000,000 shares vested immediately and the option to purchase the remainder vested on the one-year anniversary of the option grant. The options have a five-year term. Based on the current limitations of the 2000 Equity Incentive Plan, the Company has issued options for 900,000 shares exercisable at $0.03 per share to Mr. Cataldo under the Incentive Plan.

In the fourth quarter of 2002, the Company renegotiated the terms of the agreement with Mr. Cataldo, canceling the option grants in excess of the 900,000 shares permitted by the Company’s 2000 Equity Incentive Plan to be issued annually to a plan participant and deferring a portion of his salary. The additional 7,066,666 previously granted options will be reissued out of the employee option plan, subject to stockholders approval of this proposal. The Company has also deferred approximately 30% of Mr. Cataldo’s cash compensation, which the Company is accruing, until such time as Mr. Cataldo and the Company mutually agree the Company is in a financial position to compensate him in accordance with the terms of his agreement. In return for these concessions, the 7,066,666 options will be fully vested upon stockholder approval on the day of the annual meeting. All other terms and conditions of the original grant remain unchanged. The measurement date for this grant will also be following stockholder approval and may result in compensation expense for any intrinsic value on that date.

Additionally, subject to stockholder approval of this proposal, the Company plans to issue 4,400,000 options to Nancy Katz, the Company’s President and Chief Executive Officer, under the Incentive Plan pursuant to her employment agreement. The options to be granted to Ms. Katz are exercisable at the lesser of $0.064 or the market price of Calypte’s stock on the date of the Stockholder Meeting and will be granted as fully vested. Likewise, the Company plans to issue options to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $0.05 per share to Richard Brounstein, the Company’s Execuitve Vice President and Chief Financial Officer, pursuant to his Employment Agreement. The options will be granted as fully vested following stockholder approval of this Proposal. The measurement date for the grant to Ms Katz and Mr. Brountein will be following stockholder approval of this proposal and may result in compensation expense for any intrinsic value on that date.

In December 2002, at the Company’s request, employees agreed to the cancellation of an aggregate of 13.2 million options (including 2.6 million options granted to Ms. Katz and Mr. Brounstein) to purchase the Company’s common stock previously issued from this Plan and from the 1991 Incentive Stock Plan. The cancelled options had exercise prices above the then-current market price. The Company agreed to reissue these options on a fully vested basis with an exercise price of the lesser of (i) $0.064 per share or (ii) market after the 2003 Annual Stockholder Meeting, subject to stockholder approval of this proposal. The measurement date for these grants will be following stockholder approval of this proposal and may result in compensation expense for any intrinsic value on that date.

In addition to the proposed increase in the number of shares of Common Stock reserved for issuance under the Incentive Plan, stockholders are also being asked to approve an increase in the annual grant limit to 2,500,000 shares subject to the approval of Proposal 2 (75,000,000 shares on the current basis). Additionally, stockholders are being asked to eliminate the restriction limiting non-qualified option grants from the Incentive Plan to no less than 85% of market price. At the current time the Company’s Incentive Plan has an annual individual participant grant limit of 900,000 options at a price of not less than 85% of the market price on the date of grant. Due to the Company’s need to raise additional financing through the issuance of additional shares, the Board believes that the increase in annual grant limit and elimination of the price floor will provide compensation in instances where the Company may not otherwise be able to provide comparable monetary compensation. The 900,000 share limitation currently precludes the Company from completing the option grants to Mr. Cataldo, Ms. Katz, and Mr. Brounstein, as described above, and to other employees for the replacement of options cancelled in December 2002. Following the approval of this proposal, the Company plans to complete the grants as described.

Due to our financial condition, Calypte continues to look for ways to minimize use of our cash while obtaining required services. The Company has recently entered into new agreements for legal, financial, business advisory, and other services, and may do so again in the future. If this proposal is approved, we may be able to issue below market options or stock grants from the Incentive Plan in consideration for new consulting services. Currently, the 85% market price limitation largely precludes the Company from using the Incentive Plan to acquire services.

The Board is of the opinion that the Incentive Plan helps the Company compete for, motivate and retain high quality executives and other key employees and to align their interests with those of stockholders, and that it is in the best interests of the Company to amend the Incentive Plan as proposed. The Board believes that the amendment of the Incentive Plan, under which equity incentives may be granted, will provide the Company with adequate flexibility to ensure that the Company can continue to meet those goals and facilitate the Company’s retention of its employee base. Consistent with the Company’s compensation objectives, rewards under the Incentive Plan are dependent on those factors which directly benefit the Company’s stockholders and appreciation in the market value of the Common Stock. Further, the amendment of the Incentive Plan will continue to make long-term incentives available to the executive officers and other key salaried employees of the Company who have the potential to direct and manage the business of the Company successfully in the future.

The table below summarizes the requested increase in the authorized shares for the 2000 Equity Incentive Plan both on the current basis and on the assumption that the Reverse Stock Split is approved:

Share Usage	Current Basis	Subject to Approval of the Reverse Stock Split
Shares currently authorized	17 million	0.6 million
Additional authorized shares requested in this Proposal	283 million	9.4 million

Total Shares Authorized upon approval of this Proposal	300 million	10.0 million

Percentage of 800 million authorized shares available for grant under this Plan assuming approval of this Proposal	37.50%	1.25%

The Board has unanimously approved the Amendments to the Incentive Plan on March 28, 2003 and they will become effective upon approval by the stockholders of this Proposal. Below is a summary of the principal provisions of the Incentive Plan. The summary is not necessarily complete, and reference is made to the full text of the Incentive Plan.

The 2000 Equity Incentive Plan

Purpose.    The purpose of the Incentive Plan is to offer eligible persons an opportunity to participate in the Company’s future performance through awards of stock options, restricted stock and stock bonuses.

Shares Subject to the Incentive Plan.    The stock subject to issuance under the Incentive Plan consists of shares of the Company’s authorized but unissued Common Stock. Initially, 4,000,000 shares of Common Stock (the “Base Shares”) were reserved by the Board for issuance under the Incentive Plan. In 2001, the board and stockholders approved an increase to 17,000,000 shares authorized for issuance under the Incentive Plan. Any shares of Common Stock that: (a) are subject to an option granted pursuant to the Incentive Plan that expires or terminates for any reason without being exercised; or (b) are subject to an award granted pursuant to the Incentive Plan that are forfeited; or (c) are subject to an award granted pursuant to the Incentive Plan that otherwise terminates without shares being issued, will again become available for grant and issuance pursuant to awards under the Incentive Plan. In addition, shares that were reserved for issuance under the Company’s previous 1991 Equity Incentive Plan but which were not issued upon the exercise of grants issued under that plan are available for grant and issuance pursuant to awards under the Incentive Plan.

Eligibility.    Employees, officers, directors, consultants, independent contractors and advisors of the Company (and of any parent company or subsidiary) are eligible to receive awards under the Incentive Plan (the “Participants”). No Participant is eligible to receive more than 900,000 shares of Common Stock in any calendar year under the Incentive Plan. Shareholders are being asked to approve an increase in the number of shares a participant is eligible to receive under the Incentive Plan of up to 75,000,000 shares per calendar year, subject to adjustment in the event of a stock split or reverse split of the Company’s Common Stock, or 2,500,000 shares if Proposal 2 is approved. The closing price of the Company’s Common Stock on the Over the Counter Bulletin Board (the “OTC”) was $0.0275 per share as of the April 4, 2003 record date.

Administration.    The Incentive Plan is administered by the Compensation Committee (the “Committee”), the members of which are appointed by the Board. The Committee currently consists of Julius Krevans, M.D., and Paul Freiman, both of whom are “non-employee directors,” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors”, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

Stock Options.    The Incentive Plan permits the granting of options that are either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company. The option exercise price for each ISO share must be no less than 100% of the “fair market value” (as defined in the Incentive Plan) of a share of Common Stock at the time the ISO is granted. In the case of an ISO granted to a 10% stockholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted. The option exercise price for each NSO share must be no less than 85% of the fair market value of a share of Common Stock at the time of grant. Stockholders are being asked to eliminate the 85% limitation provision of the Plan by approving Proposal 3.

The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of the Company to the Participant; (3) by surrender of shares of the Company’s Common Stock owned by the Participant for at least six months, or acquired by the Participant in the public market, and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note with interest; (5) by waiver of compensation due to or accrued by the Participant for services rendered; (6) by a “same-day sale” commitment from the Participant and a National Association of Securities Dealers, Inc. (“NASD”) broker; (7) by a “margin” commitment from the Participant and a NASD broker; or (8) by any combination of the foregoing, provided, however, that any Participant exercising rights and obtaining shares pursuant to awards granted under the Incentive Plan must pay cash or other valid consideration equal to the aggregate par value of such Shares to the extent required by the Delaware General Corporation Laws.

Restricted Stock Awards.    The Committee may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for such awards must be no less than 85% of the fair market value of the Company’s Common Stock on the date of the award (and in the case of an award granted to a 10% stockholder, the purchase price shall be 100% of fair market value) and can be paid for in any of the forms of consideration listed in items (1) through (5) in “Stock Options” above, as are approved by the Committee at the time of grant. Stockholders are being asked to eliminate the 85% limitation provision of the Plan by approving Proposal 3.

Stock Bonus Awards.    The Committee may grant Participants stock bonus awards for services rendered to the Company either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. To date, 11,228,953 shares have been issued pursuant to stock bonus awards.

Mergers, Consolidations, Change of Control.    In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of the assets of the Company or any other similar corporate transaction, the successor corporation, if any, may assume, convert, replace or substitute equivalent awards in exchange for those granted under the Incentive Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of the Company (after taking into account provisions of the awards). In the event that the successor corporation does not assume or substitute options, such options will accelerate at the time and upon the conditions as the Board determines. With certain exceptions, if a Participant’s employment is terminated within one year after a change of corporate control has occurred, then all options held by the Participant shall become fully vested upon the date of termination.

Amendment of the Incentive Plan.    The Board may at any time terminate or amend the Incentive Plan, including amending any form of award agreement or instrument to be executed pursuant to the Incentive Plan. However, the Board may not amend, without stockholder approval, the Incentive Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

Term of the Incentive Plan.    Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire in June 2010, ten years from the date the Incentive Plan was adopted by the Board and stockholders.

Certain Federal Income Tax Consequences

The following summary of federal income tax consequences is based upon existing statutes, regulations and interpretations thereof. The applicable rules are complex, and income tax consequences may vary depending upon the particular circumstances of each plan participant. This proxy statement describes federal income tax consequences of general applicability, but does not purport to describe either particular consequences to each individual plan participant or foreign, state or local income tax consequences, which may differ from the United States federal income tax consequences.

Incentive Stock Options (“ISOs”)

Award; Exercise.    ISOs are intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”). ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the “option spread”) is includible in the optionee’s “alternative minimum taxable income” (“AMTI”) for purposes of the alternative minimum tax (“AMT”). The option spread is generally measured on the date of exercise and is includible in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other “substantial risk of forfeiture” (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, any limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

Sale of Option Shares.    If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO was exercised or at the time the stock was sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a “Disqualifying Disposition”), the amount by which the market value of the stock at the time the ISO was exercised exceeded the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and the Company would be entitled to a corresponding tax deduction. Such income is subject to information reporting requirements. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain, and is “long-term” gain if the shares have been held more than one year as of the date of sale. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is “not necessarily equivalent to a dividend” within the meaning of the Code.

Exercise with Stock.    If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan (“statutory option stock”), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in the value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned stock is used to exercise an ISO.

The present position of the Internal Revenue Service (“IRS”) appears to be that income and employment withholding taxes are not imposed upon the exercise of an ISO or the sale of ISO shares. The IRS is studying this position and may change it at any time, possibly with retroactive effect.

Non-qualified Stock Options (NSOs)

Award; Exercise.    An optionee is not taxed upon the award of an NSO. Federal income tax consequences upon exercise of an NSO will depend upon whether the shares thereby acquired are subject to a “substantial risk of forfeiture.” If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the option spread on the exercise date. The optionee’s tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long-term or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the option and their fair market value as of the date of lapse; in addition, the optionee’s holding period will begin on the date of lapse.

Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who was an employee at the time of grant constitutes “supplemental wages” subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

Sale of Option Shares.    Upon sale, other than to the Company, of shares acquired under an NSO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee’s tax basis in the shares, which will be long-term gain or loss if the employee’s holding period in the shares is more than one year. Certain lower rates apply if the shares have been held for longer periods. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is “not necessarily equivalent to a dividend” within the meaning of the Code.

Exercise with Stock.    If an optionee tenders Common Stock (other than statutory option stock—see above) to pay all or part of the exercise price of an NSO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are treated as newly acquired, are taxable to the optionee, and have a basis equal to their fair market value on the exercise date.

If the surrendered shares are statutory option stock as described above under “Incentive Stock Options”, with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

Plan Benefits

The following table shows the number of shares of Common Stock issuable upon exercise of options and the number of shares granted in Restricted Stock Awards and Stock Bonus Awards per to the named groups under the Incentive Stock Plan during the fiscal year ended December 31, 2002.

Name and Position	Number of Shares(1)
Anthony J. Cataldo Executive Chairman of the Board of Directors	900,000
Nancy E. Katz President and Chief Executive Officer, Director	421,458	(2)
David E. Collins(3) Chairman of the Board of Directors	0
Richard D. Brounstein(4) Executive Vice President, Chief Financial Officer, Director	0
Non-Executive Director Group	0
Non-Executive Employee Group	8,214,674

(1)	All options granted at fair market value as of the date of grant.
(2)	Ms. Katz agreed to cancel these options in December 2002. The Company has agreed to re-grant them, subject to stockholder approval of this proposal, as fully vested at an exercise price which is the lesser of $0.064 or the market price of Calypte’s common stock on the date of the Annual Stockholders’ Meeting.
(3)	Mr. Collins voluntarily resigned in May 2002. Mr. Collins did not have any disagreements with the practice or management of the Company.
(4)	Mr. Brounstein has chosen not to stand for re-election to the Board of Directors

Approval Required

Approval of Proposal 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting on the Proposal at the Annual Meeting.

The Board unanimously recommends a vote FOR the amendments of the 2000 Equity Incentive Plan to increase to 10,000,000 shares, subject to the approval of Proposal 2, (from 17,000,000 to 300,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder, to increase the annual grant limit to 2,500,000 shares for a plan participant, subject to the approval of Proposal 2, (75,000,000 shares on the current basis), and to eliminate the exercise price limitation of 85% of the market price on the date of the grant. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

PROPOSED AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN TO INCREASE TO 2,000,000 SHARES, SUBJECT TO THE APPROVAL OF PROPOSAL 2, (FROM 2,850,000 SHARES TO 60,000,000 SHARES ON THE CURRENT BASIS) THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

(Proposal 4)

By unanimous written consent of all Directors on March 28, 2003, the Board adopted, subject to stockholder approval, an amendment to the Company’s 1995 Director Option Plan.

Stockholders are being asked to approve the amendment of the 1995 Director Option Plan (the “Director Option Plan”), to increase the number of shares of Common Stock reserved for issuance thereunder from 2,850,000 shares to 60,000,000 shares on the current basis (to 2,000,000 shares subject to the approval of Proposal 2).

In December 1995, the Board approved, and in 1996, the stockholders approved, the adoption of the Director Option Plan, which reserved for issuance 200,000 shares of the Common Stock. In 1999, 2000, and 2001 150,000, 500,000 and 2,000,000 additional shares, respectively, of Common Stock were further reserved by the Board for issuance upon exercise of options granted under the Director Option Plan for a total of 2,850,000 options reserved under the Director Option Plan. Under the Director Option Plan, non-employee directors may be granted nonqualified stock options (“NSOs”) that allow for the purchase of shares of Common Stock. We have issued an aggregate of 620,248 options, net of cancellations, under the Directors Option Plan since inception and 750 options have been exercised. The Company typically grants options to non-employee Directors upon their appointment, election or re-election to the Board. Following the annual Stockholders’ meeting in September 2001, the Company granted options to purchase an aggregate of 350,000 shares of its Common stock at $0.20 per share to seven Directors. The Company granted options to purchase 200,000 shares of its common stock each to Mr. Landau in 2002 and to Ms. Harrison in 2003, upon their respective appointments to the Board. Mr. Landau’s options were cancelled upon his resignation from the Board.

Description of the Director Option Plan

Only non-employee directors of the Company are eligible to participate in the Director Option Plan. The Director Option Plan is designed to allow the Board, or a committee chosen by the Board, to grant options on a discretionary basis:

The Board determines the number of shares that will be granted to newly-elected and to re-elected non-employee directors based upon contributions to the companies profitability and other criteria based upon corporate goals and objectives. Each grant under the plan vests monthly over the twelve month period commencing with the date of election or re-election of any non-employee director, provided that such option will become vested and fully exercisable on the date of the next annual meeting of stockholders if such meeting occurs less than one year after the date of grant.

If the Director Option Plan is amended as proposed the number of shares of Common Stock reserved under the Director Option Plan will increase by 57,150,000 shares to 60,000,000 shares. The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or (iv) any combination of the foregoing methods of payment. Funds received by the Company upon exercise of an option are used for general corporate purposes.

A non-employee director who is the nominee of a corporate shareholder is permitted to transfer options granted under the Director Option Plan to the corporate shareholder, provided that potential nominees are subject to the approval of the Board prior to being nominated. In addition, options may be transferred to the spouse, children or grandchildren of the person to whom the option is granted, to a partnership in which only immediate family members of such person are members, to a trust or trusts for the exclusive benefit of the person’s immediate family members, provided that (i) there is no consideration given for any such transfer, (ii) that any agreement pursuant to which the transfer is made is consistent with the Director Option Plan, and (iii) subsequent transfers of such options shall be prohibited except by will or by the laws of descent and distribution. Transfers to corporate shareholders are also be subject to the restrictions set forth in (i), (ii) and (iii) above.

Options granted under the Director Option Plan have a term of ten years. Each option granted will continue to be exercisable over a period of ten years commencing with the date of such option grant to the extent the option has become vested, regardless of whether the non-employee director has terminated service as a board member provided, however, that if an non-employee director is removed from the Board, the option will terminate if it is not exercised within 90 days of the date of such removal. Options will continue to be transferable by gift to a family member or a partnership or trust for a family member during the lifetime of the non-employee directors.

Under the Director Option Plan, in the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding option issued pursuant to the Director Option Plan shall be assumed or an equivalent option shall be substituted by the successor corporation (or a Parent or Subsidiary thereof). In the event that the successor corporation does not agree to assume the option or to substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares as to which it would not otherwise be exercisable, unless the Board, in its discretion, determines otherwise. Notwithstanding the foregoing, if (a) any non-employee director whose options are (i) assumed, converted or replaced by the successor corporation (if any), or (ii) substituted by the successor corporation with equivalent awards or substantially similar consideration; and (b) such non-employee director is removed from the Board without cause within six months of the consummation of a transaction of the type described above, then (c) any options held by the non-employee director will immediately accelerate and become fully vested and exercisable by the Participant. In the event such successor corporation (if any) refuses to assume or substitute options then, notwithstanding any other provision of the Director Option Plan to the contrary, such options will accelerate at such time and on such conditions as the Board determines.

To the extent necessary and desirable to comply with Rule 16b-3 or Section 422 of the Code (or any other applicable law or regulation), the Company will obtain stockholder approval of any amendment to the Director Option Plan in such a manner and to such a degree as required. Any such amendment or termination of the Director Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the Director Option Plan had not been amended or terminated. The Director Option Plan will terminate in 2010 unless earlier terminated as described above.

Options granted under the Director Option Plan are non-statutory options. A non- employee director awarded options will not recognize any taxable income at the time he or she is granted a non-statutory option. However, upon exercise of an option, such non- employee director will generally recognize ordinary income measured for tax purposes by the excess of the then fair market value of the shares over the exercise price. If a sale of shares acquired upon exercise of an option could subject the director to suit under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the date of recognition of such ordinary income may be deferred for up to six months unless the director timely files an election with the Internal Revenue Service under Section 83(b) of the Code. The non- employee director holding period for long-term capital gain purposes commences as of the date he or she recognizes ordinary income with respect to an option exercise. Upon resale of such shares by the non- employee director any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Company will be entitled to a tax deduction in the amount and at the time that the director recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option.

Subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding option, and the number of shares which have been authorized for issuance under the Director Option Plan but as to which no options have yet been granted or which have been returned to the Director Option Plan upon cancellation or expiration of an option, as well as the price per share covered by each such outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in the Director Option Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or price of shares subject to an option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options will terminate immediately before the consummation of such proposed action. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not agree to assume the option or substitute an equivalent option, each outstanding option shall become fully vested and exercisable. In the event of such acceleration of the option, any non- employee director award holder shall have 30 days from the date of notice of the option’s acceleration to exercise all or a portion of the option, and the option shall terminate upon the expiration of such 30 day period.

Plan Benefits

The following table shows the number of shares of Common Stock issuable upon exercise of options granted to the named Optionees under the Director Option Plan during the fiscal year ended December 31, 2002 and through April 4, 2003.

Name and Position	Number of Options(1)
David E. Collins, Director	0
Paul E. Freiman, Director	0
John J. DiPietro, Director	0
Julius Krevans M.D., Director	0
Mark Novitch M. D., Director	0
Trilobite Lakes Corporation (Claudie Williams, Director)	0
Otsuka Pharmaceuticals Co Ltd. (Zafar Randawa, Director)	0
Martin Landau (2)	200,000
Dian J. Harrison (3)	200,000

(1)	All options granted at fair market value as of the date of grant.
(2)	Mr. Landau’s options were granted in May 2002 and subsequently cancelled upon his resignation as a member of the Board.
(3)	Ms. Harrison’s options were granted in March 2003 pursuant to her appointment as a member of the Board.

The Company believes that in order to attract and retain highly qualified candidates to serve as directors, it is important that directors have meaningful equity ownership in the Company. Initially, the reason for creating a non-discretionary option plan for outside directors and for making such options non-transferable was to comply with rules of the Securities and Exchange Commission (the “Commission”), while still allowing equity participation by the outside directors. Subsequent rule changes by the Commission have eliminated such “disinterested” administration requirements and the Company believes that the Board should have the discretion to make reasonable use of all available means to attract and retain such highly qualified director candidates.

The table below summarizes the requested increase in the authorized shares for the 1995 Director Option Plan both on the current basis and on the assumption that the Reverse Stock Split is approved:

Share Usage	Current Basis	Subject to Approval of the Reverse Stock Split
Shares currently authorized	2.85 million	0.1 million
Additional authorized shares requested in this Proposal	57.15 million	1.9 million

Total Shares Authorized upon approval of this Proposal	60.00 million	2.0 million

Percentage of 800 million authorized shares available for grant under this Plan assuming approval of this Proposal	7.50%	0.25%

The Board approved the amendment to the Director Option Plan on March 28, 2003 and it will become effective upon approval by the stockholders of this Proposal.

Approval Required

Approval of Proposal 4 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting on the Proposal at the Annual Meeting.

The Board unanimously recommends a vote FOR the amendment to the 1995 Director Option Plan to increase to 2,000,000 shares, subject to the approval of Proposal 2, (from 2,850,000 shares to 60,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

PROPOSED AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE TO 1,000,000 SHARES, SUBJECT TO THE APPROVAL OF PROPOSAL 2, (FROM 1,300,000 SHARES TO 30,000,000 SHARES ON THE CURRENT BASIS) THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

(Proposal 5)

By unanimous written consent of all Directors on March 28, 2003, the Board adopted, subject to stockholder approval, an amendment to the Company’s 1995 Employee Stock Purchase Plan

Stockholders are being asked to approve the amendment of the 1995 Employee Stock Purchase Plan (the “ESPP”), to increase the number of shares of Common Stock reserved for issuance thereunder from 1,300,000 shares to 30,000,000 shares on the current basis (to 1,000,000 shares, subject to the approval of Proposal 2). In 1995, the Board and the stockholders approved the adoption of the ESPP, which reserved for issuance 300,000 shares of Common Stock. In 2001, the Board and stockholders approved an amendment to the ESPP increasing the shares reserved for issuance to 1,300,000. As of December 31, 2002, employees have purchased 305,633 shares of the Company’s stock since the Plan’s inception. In conjunction with the wind down of its operations, the Company discontinued employees’ participation in the ESPP and refunded their contributions for the November 1, 2001 through April 30, 2002 purchase period. It began a new six-month purchase period on July 1, 2002 that ended on December 31, 2002, when employees purchased 103,103 shares of the Company’s common stock.

The purpose of the ESPP is to encourage ownership of common stock by employees of the Company and to promote the success of the business of the Company by aligning employee and shareholder interests. The Company offers eligible employees the opportunity to purchase common stock on a regular basis through the ESPP, generally through payroll deductions. The Company believes that this amendment is necessary to ensure that a sufficient reserve of common stock is available under the ESPP for 2003 and several years thereafter.

The table below summarizes the requested increase in the authorized shares for the ESPP both on the current basis and on the assumption that the Reverse Stock Split is approved:

Share Usage	Current Basis	Subject to Approval of the Reverse Stock Split
Shares currently authorized	1.3 million	0.04 million
Additional authorized shares requested in this Proposal	28.7 million	0.96 million

Total Shares Authorized upon approval of this Proposal	30.0 million	1.00 million

Percentage of 800 million authorized shares available for grant assuming approval of this Proposal	3.75%	0.13%

The Board approved the Amendment to the Incentive Plan on March 28, 2003 and it will become effective upon approval by the stockholders of this Proposal. Below is a summary of the principal provisions of the ESPP. The summary is not necessarily complete, and reference is made to the full text of the Plan.

The 1995 Employee Stock Purchase Plan

Eligibility.    All employees of the Company who normally work at least 20 hours per week and more than 5 months in a calendar year are eligible to participate in the ESPP. At March 31, 2003, of approximately 52 employees eligible to participate in the Plan, 6 were participating.

Stock Purchases.    The ESPP provides for generally twenty-four-month periods (“Offering Periods”) during which an employee may participate in the plan. Prior to the wind down of the Company’s operations in 2002, each Offering Period commenced on the first business day of May and November each year (the “Enrollment Date”) and generally concluded on the last business day of the twenty-fourth calendar month thereafter. Following the restart of the Company’s operations in 2002, the Offering Periods were revised to begin on the first business day of January and July of each year. The ESPP also provides for six-month Purchase Periods, which now begin on the first business day of January and July (previously May and November) of each year, during which payroll deductions will be accumulated. On the Enrollment Date of each Offering Period, subject to the terms of the ESPP, the Company will grant to each eligible employee who is then a participant in the ESPP an option to purchase on the last day of the Offering Period at the Option Price (described below) that number of shares of common stock reserved under the ESPP which the employee’s accumulated payroll deductions on the last day of the Purchase Period will pay for at the Option Price. The “Option Price” for each Offering Period is equal to the lesser of (i) 85% of the fair market value per share of common stock (defined as the quoted closing sale price) on the first business day of the Offering Period or (ii) 85% of the fair market value per share of common stock on the last business day of the Offering Period.

Eligible employees who elect to participate in the Plan will designate a stated whole percentage equaling at least 1%, but no more than 10% of Eligible Compensation, to be deposited into a periodic deposit account. On each date of exercise, the entire periodic deposit account of each participant in the Plan is used to purchase whole shares of Common Stock. The Company shall maintain a stock purchase account for each participant to reflect the shares of Common Stock purchased under the Plan by each participant. No participant in the Plan is permitted to purchase Common Stock under the Plan at a rate that exceeds $12,500 in fair market value of Common Stock, determined at the time options are granted, for each Purchase Period.

Administration.    The Compensation Committee of the Board of Directors administers the plan on behalf of the Company. The Compensation Committee has delegated its authority, responsibility, and discretion to administer the day-to-day operation of the ESPP to certain executive officers and employees of the Company. The Board of Directors may terminate or amend the ESPP at any time; provided, however, that the Board of Directors may not, without approval by the stockholders of the Company in a manner satisfying the requirements of Section 423 of the Internal Revenue Code (the “Code”), increase the maximum number of shares of common stock available for purchase under the ESPP. Accordingly, the Company is seeking shareholder approval of the amendment to the ESPP at this Annual Meeting.

Plan Benefits

The following table shows the number of shares of Common Stock purchased during 2002 by the Named Executive Officers and by all employees as a group (excluding executive officers).

Name	Dollar Value(1)	Number of Shares Purchased
Anthony J. Cataldo	$—	—
David E. Collins	$—	—
Nancy E. Katz	$—	—
Richard D. Brounstein	$—	—
All employees as a group (excluding executive officers)	$4,732	103,103

(1)	Based on payroll deduction amounts applied to purchase price.

Approval Required

Approval of Proposal 5 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting on the Proposal at the Annual Meeting.

The Board unanimously recommends a vote FOR the amendment to the 1995 Employee Stock Purchase Plan to increase to 1,000,000 shares, subject to the approval of Proposal 2, (from 1,300,000 shares to 30,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal 6)

The Board recommends that the stockholders ratify the Board’s appointment of the accounting firm of KPMG LLP as independent auditors to audit the financial statements of the Company. The firm has conducted the audits for the Company for many years and is considered by management of the Corporation to be well qualified.

Representatives from KPMG LLP are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions raised during the meeting.

Approval Required

Approval of Proposal 6 requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented and voting at the Annual Meeting.

The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the fiscal years ending December 31, 2002 and 2003. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals for Inclusion in the Company’s Proxy Statement for the 2004 Annual Meeting

Under the rules of the Securities and Exchange Commission, stockholder proposals submitted for next year’s Proxy Statement must be received by the Company no later than the close of business on January 14, 2004, to be considered. Proposals should be addressed to Jerrold Dotson, Secretary, Calypte Biomedical Corporation, 1265 Harbor Bay Parkway, Alameda, California 94502.

Any stockholder who wishes to bring a proposal before the Calypte Biomedical Corporation 2004 Annual Meeting of Stockholders, but does not wish to include it in the Company’s proxy materials, must provide written notice of the proposal to Calypte’s Secretary, at the above address, by February 17, 2004.

Other Information

The Company does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

There are no matters on the agenda that involve rights of appraisal of a stockholder. The Company incorporates by reference all items and matters contained in its Form 10-K for the Fiscal Year ended December 31, 2002 as filed with the Securities and Exchange Commission in addition to its Form 10-Qs and Form 8-K Reports as filed with the Commission.

By order of the Board of Directors,

Nancy E. Katz

President and Chief Executive Officer

Alameda, California

April 18, 2003

CALYPTE BIOMEDICAL CORPORATION

1265 HARBOR BAY PARKWAY

ALAMEDA, CALIFORNIA 94502

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANTHONY J. CATALDO and NANCY E. KATZ, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of Calypte Biomedical Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of Calypte Biomedical Corporation to be held at the Company’s headquarters offices located at 1265 Harbor Bay Parkway, Alameda, California 94502 on May 20, 2003, at 10:00 a.m. local time, and at any adjournments or postponements thereof, with all powers that the undersigned would have if personally present thereat:

(CONTINUED ON OTHER SIDE)

/*\ Detach here from proxy voting card /*\

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You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available or Investor ID available to establish a PIN.

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Please mark your votes as this	☒

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Proposals 1, 2, 3, 4, 5 and 6.

		FOR all nominees (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed below
1.

Election of Directors

01 Anthony J. Cataldo; 02 Nancy E. Katz; 03 John J. DiPietro; 04 Paul Freiman; 05 Dian J. Harrison; 06 Julius R. Krevans, M.D.; 07 Mark Novitch, M.D.; and 08 Zalar Randawa, Ph.D.;

(The Board of Directors recommends a vote FOR.)

		☐		☐

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2003 annual meeting of stockholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided to the right.)

2.

Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split in the ratio of 1:30 immediately upon approval of this proposal.

(The Board of Directors recommends a vote FOR.)

		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

Proposal to amend the 2000 Equity Incentive Plan to increase to 10,000,000 shares, subject to the approval of Proposal 2, (from 17,000,000 to 300,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder, to increase the annual grant limit to 2,500,000 shares for a plan participant, subject to the approval of Proposal 2, (75,000,000 shares on the current basis), and to eliminate the exercise price limitation of 85% of the market price on the date of the grant.

(The Board of Directors recommends a vote FOR.)

		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.

Proposal to amend the 1995 Director Option Plan to increase to 2,000,000 shares, subject to the approval of Proposal 2, (from 2,850,000 shares to 60,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder.

(The Board of Directors recommends a vote FOR.)

		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.

Proposal to amend the 1995 Employee Stock Purchase Plan to increase to 1,000,000 shares, subject to the approval of Proposal 2, (from 1,300,000 shares to 30,000,000 shares on the current basis) the number of shares of Common Stock reserved for issuance thereunder.

(The Board of Directors recommends a vote FOR.)

		FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Proposal to ratify the selection of KPMG LLP as the Company’s independent accountants for the 2002 and 2003 fiscal years. (The Board of Directors recommends a vote FOR.)	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                              Signature if held jointly

Dated:                 , 2003

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail

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as if you’ve marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/caly		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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